Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

FIRST FINANCIAL BANKSHARES, INC.

AND

FBC BANCSHARES, INC.

Dated as of April 1, 2015

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(continued)

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(continued)

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EXHIBITS

Exhibit “A”	Form of Bank Merger Agreement

Exhibit “B”	Form of Merger Agreement

Exhibit “C”	Form of Voting Agreement and Irrevocable Proxy

Exhibit “D”	Form of Director Support Agreement

Exhibit “E”	Form of Director Release

Exhibit “F”	Form of Officer Release

Exhibit “G”	Forms of Employment Agreements

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AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of April 1, 2015, by and between First Financial Bankshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), with its principal offices in Abilene, Texas (“FFIN”), and FBC Bancshares, Inc., a Texas corporation and registered bank holding company under the BHCA (“FBC”).

RECITALS

WHEREAS, FBC owns all of the common stock of First Bank, National Association, a national banking association with its principal offices in Conroe, Texas (the “Bank”);

WHEREAS, FFIN owns all of the common stock of First Financial Bank, National Association, a national association with its principal offices in Abilene, Texas (“FFB”);

WHEREAS, the Board of Directors of FFIN (the “FFIN Board”) and the Board of Directors of FBC (the “FBC Board”) have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate a business combination transaction provided for in this Agreement in which FFIN will, on the terms and subject to the conditions set forth in this Agreement, acquire FBC through the merger of a wholly owned subsidiary of FFIN (“Merger Sub”) with and into FBC, with FBC surviving the merger (the “Merger”) as a wholly-owned subsidiary of FFIN;

WHEREAS, immediately following, and in connection with, the Merger, FBC will be merged with and into FFIN, with FFIN surviving the merger and the Bank will be merged with and into FFB, with FFB surviving the merger on the terms and conditions set forth in the Agreement and Plan of Merger attached as Exhibit “A” (the “Bank Merger Agreement”);

WHEREAS, it is intended that the Merger be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, FFIN and FBC desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger of Merger Sub with and into FBC. Subject to the terms and conditions of this Agreement and an Agreement and Plan of Merger, by and between Merger Sub and FBC (the “Merger Agreement”), a form of which is attached as Exhibit “B”, at the Effective Time (as defined in Section 2.01), FFIN will cause Merger Sub to merge with and into FBC in accordance with the provisions of Chapter 10 of the Texas Business Organizations Code (the “TBOC”). FBC will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the TBOC. Upon completion of the Merger, FFIN will cause (i) the merger of FBC with and into FFIN, with FFIN as the surviving corporation and (ii) the merger of the Bank with and into FFB (the “Bank Merger”), with FFB as the surviving bank on the terms and subject to the conditions set forth in the Bank Merger Agreement.

Section 1.02 Effects of the Merger. The Merger will have the effects set forth in Section 10.008 of the TBOC. The name of the Surviving Corporation will be “FBC Bancshares, Inc.”

Section 1.03 Certificate of Formation and Bylaws. The Certificate of Formation and Bylaws of FBC, as in effect immediately before the Effective Time, will be the Certificate of Formation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided by applicable law.

Section 1.04 Directors and Officers. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Formation and Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.05 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of FFIN, FBC, Merger Sub or any holder of record of the following securities:

(a) Each share of common stock, par value $0.01 per share, of FFIN (the “FFIN Stock”), outstanding prior to the Effective Time shall remain one validly issued, fully paid and nonassessable share of FFIN Stock after the Effective Time and each outstanding and unexercised option to purchase a share of FFIN Stock shall remain one validly issued and outstanding option to purchase a share of FFIN Stock after the Effective Time.

(b) Except for the Cancelled Shares (as defined in Section 1.05(h) and Dissenting Shares (as defined in Section 1.12), each share of common stock, par value $5.00 per share, of FBC (the “FBC Stock”) that is issued and outstanding immediately prior to the Effective Time (collectively, the “Outstanding FBC Stock”) shall cease to be outstanding and shall be converted automatically into and become the right to receive a number, as adjusted in accordance with the terms of this Agreement, of validly issued, fully paid and nonassessable shares of FFIN Stock equal to:

(i) if the FFIN Market Price is greater than or equal to $32.97 per share, the quotient of (A) the Maximum Price, divided by (B) the FFIN Market Price;

(ii) if the FFIN Market Price is less than $32.97 per share but greater than $30.97 per share, the quotient of (A) the Appreciated FBC Per Share Value, divided by (B) the FFIN Market Price;

(iii) if the FFIN Market Price is less than or equal to $30.97 per share but greater than or equal to $24.97 per share, the quotient of (A) the Median Price, divided by (B) the FFIN Market Price;

(iv) if the FFIN Market Price is less than $24.97 per share but greater than $22.97 per share, the quotient of (A) the Depreciated FBC Per Share Value, divided by (B) the FFIN Market Price; or

(v) if the FFIN Market Price is less than or equal to $22.97 per share, the quotient of (A) the Minimum Price, divided by (B) the FFIN Market Price.

(c) If the Aggregate Stock Consideration to be issued pursuant to Section 1.05(b) exceeds the FFIN Share Cap, then FFIN, in its sole and absolute discretion, shall:

(i) increase the Aggregate Stock Consideration by issuing shares of FFIN Stock in excess of the FFIN Share Cap;

(ii) increase the Aggregate Stock Consideration by issuing shares of FFIN Stock in excess of the FFIN Share Cap and pay an additional cash amount (a “Cash Payment”); or

(iii) reduce the Aggregate Stock Consideration to a number of shares of FFIN Stock equal to the FFIN Share Cap and pay a Cash Payment;

in each case set forth in Sections 1.05(c)(i)-(iii), the total value of the Merger Consideration, based on the FFIN Market Price, paid to the holders of the Outstanding FBC Stock consisting of (x) the Aggregate Stock Consideration, as adjusted pursuant to this Section 1.05(c), and/or (y) a Cash Payment, shall equal the value of the Merger Consideration consisting solely of the Aggregate Stock Consideration that would have been issued pursuant to Section 1.05(b) but for the application of the FFIN Share Cap pursuant to this Section 1.05(c).

(d) For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

(i) “Appreciated FBC Company Value” shall mean the sum of (A) the FFIN Appreciation Amount, plus (B) $59,000,000.

(ii) “Appreciated FBC Per Share Value” shall mean the quotient of (A) the Appreciated FBC Company Value, divided by (B) the Outstanding FBC Stock.

(iii) “Depreciated FBC Company Value” shall mean the difference of (A) the $59,000,000, minus (B) the FFIN Depreciation Amount.

(iv) “Depreciated FBC Per Share Value” shall mean the quotient of (A) the Depreciated FBC Company Value, divided by (B) the Outstanding FBC Stock.

(v) “Determination Date” shall mean the fifth (5th) Business Day immediately preceding the Closing Date (such fifth (5th) Business Day to be determined by counting the Business Day immediately preceding the Closing Date as the first Business Day);

(vi) “FFIN Appreciation Value” shall mean the quotient of (A) the difference of (x) the FFIN Market Price, minus (y) the FFIN High Collar, divided by (B) two.

(vii) “FFIN Appreciation Amount” shall mean the product of (A) $2,000,000, multiplied by (B) FFIN Appreciation Value.

(viii) “FFIN Depreciation Amount” shall mean the product of (A) $2,000,000, multiplied by (B) FFIN Depreciation Value.

(ix) “FFIN Depreciation Value” shall mean the quotient of (A) the difference of (x) the FFIN Low Collar, minus (y) the FFIN Market Price, divided by (B) two.

(x) “FFIN High Collar” shall mean the sum of (A) the FFIN Starting Price, plus (B) three dollars.

(xi) “FFIN Low Collar” shall mean the difference of (A) the FFIN Starting Price, minus (B) three dollars.

(xii) “FFIN Market Price” means the average daily closing price of a share of FFIN Stock on the Nasdaq Global Select Market as reported by Bloomberg for each of the twenty (20) consecutive trading days ending on the Determination Date;

(xiii) “FFIN Share Cap” means 2,231,941 shares of FFIN Stock;

(xiv) “FFIN Starting Price” means $27.97, which is the average daily closing price of a share of FFIN Stock on the Nasdaq Global Select Market as reported by Bloomberg for each of the ten (10) consecutive trading days ending on the trading day immediately preceding the date of this Agreement.

(xv) “Maximum Price” means the quotient of (A) $61,000,000 divided by (B) the Outstanding FBC Stock;

(xvi) “Median Price” means the quotient of (A) $59,000,000 divided by (B) the Outstanding FBC Stock;

(xvii) “Minimum Price” means the quotient of (A) $57,000,000 divided by (B) the Outstanding FBC Stock.

(e) Notwithstanding the foregoing, in no event shall FFIN make an election pursuant to Section 1.05(c) or Section 9.01(i) to set the Cash Consideration at an amount that would jeopardize the ability of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(f) No certificates representing a fractional share shall be issued by FFIN. In lieu of any fractional share, each holder of FBC Stock entitled to a fractional share, upon surrender of such shares of FBC Stock, shall be entitled to receive from FFIN an amount in cash (without interest), payable in accordance with Section 1.06, rounded to the nearest cent, determined by multiplying the fractional share by the FFIN Market Price.

(g) All shares of FBC Stock to be converted into Merger Consideration pursuant to this Section 1.05 shall cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented any such shares of FBC Stock shall thereafter cease to have any rights with respect to such shares of FBC Stock, except the right to receive the proportionate share of the Merger Consideration.

(h) Any shares of FBC Stock that are owned immediately prior to the Effective Time by FBC, FFIN or their respective Subsidiaries (other than (i) shares of FBC Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of FBC Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).

(i) Each share of common stock of Merger Sub outstanding prior to the Effective Time shall remain outstanding as a share of common stock of the Surviving Corporation.

(j) Notwithstanding anything to the contrary herein, if, between the date hereof and the Effective Time, the outstanding shares of FFIN Stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the number of shares of FFIN Stock to be exchanged for each share of FBC Stock and the FFIN Share Cap shall be appropriately and proportionately adjusted so that each holder of FBC Stock shall be entitled to receive the Merger Consideration in such proportion as it would have received if the record date for such Share Adjustment had been immediately after the Effective Time.

Section 1.06 Exchange Procedures

(a) Prior to the Effective Time, FFIN shall appoint Continental Stock Transfer & Trust Company, pursuant to an agreement (the “Exchange Agent Agreement”) reasonably acceptable to FBC (the “Exchange Agent”) to act as the exchange agent hereunder.

(b) Promptly after the Effective Time, FFIN shall deposit with or make available to the Exchange Agent for exchange in accordance with this Section 1.06 the Aggregate Stock Consideration and if applicable, the Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares) (collectively, the “Exchange Fund”).

(c) Within five (5) Business Days after the Effective Time and subject to the receipt by the Exchange Agent of a list of FBC’s shareholders in a format that is acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of FBC Stock (each a “Certificate”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate and, if reasonably required by FFIN or the Exchange Agent, the posting by such holder of FBC Stock of a bond in such amount as FFIN may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of FFIN Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.06.

(d) Within five (5) Business Days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, or within five (5) Business Days after the Effective Time for any uncertificated shares of FBC Stock held of record in book-entry form (subject to receipt of any customary tax documentation that may be reasonably requested by the Exchange Agent), the Exchange Agent shall deliver to such holder of FBC Stock the Merger Consideration and any cash in lieu of a fractional share of FFIN Stock to be issued or paid in consideration therefor in respect of the shares of FBC Stock represented by such holder’s Certificate or Certificates. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of a fractional share of FFIN Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to this Section 1.06.

(e) No dividends or other distributions with respect to FFIN Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FFIN Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 1.06. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 1.06, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of FFIN Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of FFIN Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the FFIN Stock issuable with respect to such Certificate.

(f) In the event of a transfer of ownership of a Certificate representing FBC Stock prior to the Effective Time that is not registered in the stock transfer records of FBC, the Merger Consideration and any cash in lieu of a fractional share of FFIN Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such FBC Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.12(m)) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of FFIN and the Exchange Agent that the Tax has been paid or is not applicable.

(g) FFIN and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to this Agreement to any Person such amounts as FFIN or the Exchange Agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by FFIN or the Exchange Agent, as the case may be, and remitted to the appropriate Governmental Entity (as defined in Section 11.11), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by FFIN or the Exchange Agent, as the case may be.

(h) Any portion of the Exchange Fund that remains unclaimed by the shareholders of FBC at the expiration of six (6) months after the Effective Time shall be paid to FFIN. In such event, any former shareholders of FBC who have not theretofore complied with this Section 1.06 shall thereafter look only to FFIN with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the FFIN Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(i) Any other provision of this Agreement notwithstanding, none of FFIN, the Surviving Corporation or the Exchange Agent shall be liable to a holder of FBC Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.07 Adjustment to the Merger Consideration Calculation. If the Adjusted Equity (defined below) of FBC, as calculated in accordance with this Section 1.07 as of the close of business on the Business Day immediately preceding the Closing Date, or such other date as mutually agreeable to the parties hereto (the “Calculation Date”), is less than $14,705,000 (the “Minimum Equity”), then the Merger Consideration shall be reduced ratably between the Cash Consideration (if any) and the Aggregate Stock Consideration by an amount equal to the difference between the Minimum Equity and the Adjusted Equity.

(a) “Adjusted Equity” means the total consolidated shareholders’ equity of FBC, calculated on a consolidated basis and in accordance with GAAP and adjusted to reflect the payment of or accrual for all FBC Merger Costs. For purposes of this Agreement, “FBC Merger Costs” means, on an after-tax basis, (i) the legal, professional, investment banking, consulting and accounting fees and expenses of FBC associated with the Merger, including any cost to obtain any opinion as to the financial fairness of the Merger, (ii) all fees related to obtaining the Tail Coverage (as defined in Section 5.17), (iii) the payments owed by FBC or the Bank to those employees and in such amounts listed on Confidential Schedule 1.07(a), including, without limitation any stay-pay or retention bonus amounts or change in control payments (all of which shall be reflected on Confidential Schedule 1.07(a) including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Corporation to receive the stay-pay or retention bonus amount), (iv) a mutually agreeable estimate of the cost of obtaining a determination letter from the Internal Revenue Service (the “IRS”) in connection with the termination of a Retirement Plan (as defined in Section 5.14), (v) any federal income tax obligations, franchise tax obligations or real property tax obligations incurred prior to the Effective Time and (vi) the accrual or payment of all of the costs, fees, expenses and penalties necessary to be paid by FBC or the Bank in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, expenses and penalties associated with the termination of the data processing or technology contracts contemplated by Section 5.15 hereof. In addition, any dividends (whether paid or declared) by FBC shall have been recorded by FBC as a reduction of Adjusted Equity.

Section 1.08 Dividend to Shareholders. To the extent, if any, that the Adjusted Equity exceeds the Minimum Equity on the Calculation Date, the Bank shall dividend such excess amount to FBC and FBC may in turn dividend such amount to the holders of FBC Stock after the Calculation Date and prior to the Effective Time.

Section 1.09 Shareholders’ Meeting. FBC, acting through the FBC Board, shall, in accordance with applicable law:

(a) duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as soon as practicable after the Registration Statement (as defined in Section 5.13) and the Proxy Statement/Prospectus (as defined in Section 1.09(d)) (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger, and the transactions contemplated hereby;

(b) require no greater than the minimum vote of the common shares of FBC Stock, required by applicable law in order to approve this Agreement, Merger Agreement, the Merger and the transactions contemplated hereby;

(c) include in the Proxy Statement/Prospectus the recommendation of the FBC Board that the shareholders of FBC vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

(d) cause the Proxy Statement/Prospectus to be mailed to the shareholders of FBC as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of FBC Stock entitled to vote at the Shareholders’ Meeting necessary to approve the foregoing under applicable law. The letter to shareholders, notice of meeting, proxy statement of FBC and form of proxy to be distributed to shareholders in connection with the Merger and the Merger Agreement shall be in form and substance reasonably satisfactory to FFIN and are collectively referred to herein as the “Proxy Statement/Prospectus”.

Section 1.10 Tax Treatment. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 1.11 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, FFIN may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to the holders of FBC Stock as a result of such modification, (ii) the after tax consideration to be paid to the holders of FBC Stock is not changed in kind or reduced in amount, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the Closing.

Section 1.12 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, each share of FBC Stock that is outstanding immediately prior to the Effective

Time and that is held by shareholders (“Dissenting Shares”) who have not voted such shares in favor of the this Agreement, the Merger Agreement, the Merger and the transactions contemplated hereby and who will have otherwise complied with the terms and provisions of Chapter 10, Subchapter H of the TBOC will be entitled to those rights and remedies set forth in Chapter 10, Subchapter H of the TBOC; but if a shareholder fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article I.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date.

(a) On a date mutually acceptable to FFIN and FBC within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

(b) The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger (the “Certificate of Merger”), reflecting the Merger, shall become effective with the Secretary of State of the State of Texas in accordance with the TBOC (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than 1 day after the Closing Date.

(c) The Closing will take place at the offices of Norton Rose Fulbright, 2200 Ross Avenue, Dallas, Texas 75201-2784 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02 Actions to be Taken at the Closing by FBC. At the Closing, FBC will execute and acknowledge, or cause to be executed and acknowledged, and deliver to FFIN such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of FFIN to close hereunder):

(a) True, correct and complete copies of FBC’s Certificate of Formation and all amendments thereto, duly certified as of a recent date by the Texas Secretary of State (“TXSOS”);

(b) True, correct and complete copies of the Bank’s Articles of Association and all amendments thereto, duly certified as of a recent date by the Office of the Comptroller of the Currency (the “OCC”);

(c) A certificate of account status, dated as of a recent date, issued by the Texas Comptroller of Public Accounts (the “TCPA”), duly certifying as to the good standing of FBC under the laws of the State of Texas;

(d) A certificate of corporate existence, dated as of a recent date, issued by the OCC, duly certifying as to authorization of the Bank to transact the business of banking;

(e) A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act, as amended (the “FDIA”);

(f) A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that FBC is a registered bank holding companies under the BHCA;

(g) A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of FBC, pursuant to which such officer will certify: (i) the due adoption by the FBC Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, including the Merger Agreement, and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of FBC of this Agreement and the Merger Agreement; and (iii) the incumbency and true signatures of those officers of FBC duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the Merger Agreement and other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Bylaws of FBC attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of FBC Stock as of the Closing Date;

(h) A certificate, dated as of the Closing Date, signed by the chief executive officer of FBC, pursuant to which FBC will certify that (i) all of the representations and warranties made in this Agreement are true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) on and as of the Closing Date as if made on such date, except with respect to those representations and warranties specifically made as of a specific date or time, which were true and correct in all material respects as of such date or time; (ii) FBC has performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement; and (iii) except as expressly permitted by this Agreement there has been no Material Adverse Change with respect to FBC or the Bank, individually or in the aggregate since December 31, 2014;

(i) All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 3.08;

(j) All releases as required under Section 8.06; and

(k) All other documents required to be delivered to FFIN under this Agreement, and all other documents, certificates and instruments as are reasonably requested by FFIN or its counsel.

Section 2.03 Actions to be Taken at the Closing by FFIN. At the Closing, FFIN will execute and acknowledge, or cause to be executed and acknowledged, and deliver to FBC such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of FBC to close hereunder):

(a) True, correct and complete copies of FFIN’s Amended and Restated Certificate of Formation and all amendments thereto, duly certified as of a recent date by the TXSOS;

(b) A certificate of account status, dated as of a recent date, issued by the TCPA, duly certifying as to the good standing of FFIN under the laws of the State of Texas.

(c) A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that FFIN is a registered bank holding companies under the BHCA.

(d) A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of FFIN, pursuant to which such officer will certify: (i) the due adoption by the FFIN Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, including the Merger Agreement, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of FFIN duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the Merger Agreement and other agreements and documents contemplated hereby and thereby; (iii) that the copy of the Bylaws of FFIN attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(e) A certificate, dated as of the Closing Date, signed by the Secretary or an Assistant Secretary of Merger Sub, pursuant to which Merger Sub will certify (i) the due adoption by the Board of Directors of Merger Sub of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the sole shareholder of Merger Sub of resolutions authorizing the Merger, this Agreement and the transactions contemplated by the Merger (iii) the incumbency and true signatures of those officers of Merger Sub duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Merger Sub, and (iv) that the copy of the Bylaws of Merger Sub attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(f) A certificate, dated as of the Closing Date, signed by the chief executive officer of FFIN, pursuant to which FFIN will certify that (i) all of the representations and warranties made in this Agreement are true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) on and as of the Closing Date as if made on such date, except with respect to those representations and warranties specifically made as of a specific date or time, which were true and correct in all material respects as of such date or time; (ii) FFIN has performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement; and (iii) except as expressly permitted by this Agreement there has been no Material Adverse Change with respect to FFIN since December 31, 2014;

(g) All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 4.08; and

(h) All other documents required to be delivered to FBC by FFIN under this Agreement, and all other documents, certificates and instruments as are reasonably requested by FBC or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FBC

FBC hereby makes the following representations and warranties to FFIN as of the date of this Agreement.

Section 3.01 Organization and Qualification.

(a) FBC is a corporation, duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas and is a bank holding company registered under the BHCA. FBC has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the Certificate of Formation and Bylaws of FBC, as amended to date, certified by the Secretary of FBC, have been made available to FFIN. FBC does not own or control any Affiliate (as defined in Section 11.11) or Subsidiary (as defined in Section 11.11), other than the Bank. The nature of the business of FBC and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Texas. FBC has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by FBC has not been conducted through any other direct or indirect Subsidiary or Affiliate of FBC other than the Bank.

(b) The Bank is a national banking association, duly organized and validly existing under the laws of the United States and in good standing under all laws, rules, and regulations of the State of Texas. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of the Bank, as amended to date, certified by the Secretary or Cashier of the Bank have been made available to FFIN. The Bank is an insured bank as defined in the FDIA and is a member of the Federal Reserve System (the “Federal Reserve”). Except as set forth in Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02 Authority; Execution and Delivery. FBC has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. FBC has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by FBC, and each constitutes the legal, valid and binding obligation of FBC, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception (as defined in Section 11.11).

Section 3.03 Capitalization.

(a) The entire authorized capital stock of FBC consists solely of 10,000,000 shares of FBC Stock, of which 878,717 shares are issued and outstanding and no shares are held as treasury stock. Except as set forth on Confidential Schedule 3.03, there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, FBC to purchase or otherwise acquire any security of or equity interest in FBC, obligating FBC to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of FBC Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of FBC Stock have been issued in compliance with the securities laws of the United States and the states in which such shares of FBC Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of FBC Stock except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

(b) The entire authorized capital stock of the Bank consists solely of 250,000 shares of common stock, par value $5.00 per share, of the Bank (“Bank Stock”) of which one (1) share is issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities laws of the United States and the State of Texas. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

Section 3.04 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 3.04, FBC and the Bank have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the Certificate of Formation of FBC, the Articles of Association of the Bank, the Bylaws or other governing documents of FBC or the Bank, as applicable (collectively, the “FBC Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to FBC, the Bank or their respective assets, operations, properties or businesses, or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, award, statute, federal, state or local law, ordinance, rule or regulation of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable to FBC, the Bank or their respective assets, operations, properties or businesses.

(b) Except as set forth on Confidential Schedule 3.04, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the FBC Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to FBC, the Bank or their respective assets, operations, properties or businesses or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to FBC, the Bank or their respective assets, operations, properties or businesses.

Section 3.05 Financial Statements.

(a) FBC has furnished to FFIN true and complete copies of the audited consolidated balance sheet of FBC as of December 31, 2013, the audited consolidated statement of income and changes in shareholders’ equity of FBC for the year ended December 31, 2013, and statement of cash flows of FBC for the year ended December 31, 2013, a draft of the audited consolidated balance sheet of FBC as of December 31, 2014, a draft of the audited consolidated statement of income and changes in shareholders’ equity of FBC for the year ended December 31, 2014, and a draft of the statement of cash flows of FBC for the year ended December 31, 2014 (any audited financial information referred to herein as being delivered in draft form is deemed unaudited in such form), the audited balance sheets of the Bank as of December 31, 2011, 2012 and 2013, the audited statements of income and changes in shareholders’ equity of the Bank for the years ended December 31, 2011, 2012 and 2013, and statements of cash flows of the Bank for the years ended December 31, 2011, 2012 and 2013 (such balance sheets and the related statements of income, changes in shareholders’ equity and cash flows are collectively referred to herein as the “FBC Financial Statements”). The FBC Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of FBC and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the FBC Financial Statements accurately and fairly reflect in all material respects the transactions of FBC.

The FBC Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b) FBC has furnished FFIN with true and complete copies of the Reports of Condition and Income as of December 31, 2012, 2013 and 2014 (the “Bank Call Reports”), for the Bank. The Bank Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Bank Call Report in conformity with the instructions to the Bank Call Report. The Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

Section 3.06 Undisclosed Liabilities. Neither FBC nor the Bank has any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due, that are not reflected in or disclosed in the appropriate FBC Financial Statements or Bank Call Reports, except those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the applicable Bank Call Reports, respectively.

Section 3.07 Litigation.

(a) Except as set forth on Confidential Schedule 3.07, neither FBC nor the Bank is a party to any, and there are no pending or, to the Knowledge of FBC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FBC or the Bank, nor to the Knowledge of FBC, is there any basis for any proceeding, claim or any action against FBC or the Bank. Except as set forth in Confidential Schedule 3.07, the amounts in controversy in each matter described on Confidential Schedule 3.07, and the costs and expenses of defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Confidential Schedule 3.07 with respect to each matter and subject to the policy limits set forth on Confidential Schedule 3.07. There is no injunction, order, judgment or decree imposed upon FBC or the Bank or the assets or Property of FBC or the Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to FBC or the Bank.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of FBC, threatened against FBC or the Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by FBC or the Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals. The FBC Board (at a meeting duly called and held) has resolved to recommend approval and adoption of this Agreement by its shareholders. Except as set forth on Confidential Schedule 3.08, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required on the part of FBC or the Bank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the completion by FBC and the Bank of the transactions contemplated hereby or thereby.

Section 3.09 Title to Assets. Confidential Schedule 3.09 sets forth a list of all existing deeds, leases and title insurance policies for all real property owned or leased by FBC or the Bank, including all other real estate, and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such real property is subject, true and complete copies of which have been made available to FFIN. Each of FBC and the Bank has good and marketable title to all of its assets and Properties, including all personal and intangible properties as reflected in the FBC Financial Statements or the Bank Call Reports or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (a) as described in Confidential Schedule 3.09, (b) as noted in the FBC Financial Statements or the Bank Call Reports, (c) statutory liens not yet delinquent, (d) consensual landlord liens, (e) encumbrances that do not materially impair the use thereof for the purpose for which they are held, (f) pledges of assets in the ordinary course of business to secure public funds deposits, and (g) those assets and properties disposed of for fair value in the ordinary course of business since the applicable dates of the FBC Financial Statements or the Bank Call Reports. At the time of Closing, each Property shall have full, free and uninterrupted access to and from all streets and rights of way adjacent to any Property, and FBC has no Knowledge of any fact or condition which would result in the termination or impairment of such access.

Section 3.10 Absence of Certain Changes or Events. Except as set forth on Confidential Schedule 3.10, since December 31, 2014, each of FBC and the Bank has conducted their business only in the ordinary course and has not:

(a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b) discharged or satisfied any lien, charge or encumbrance or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c) increased the shares of FBC Stock or Bank Stock outstanding (other than as the result of the exercise of any stock option award (a “FBC Option”) that is outstanding as of the date of this Agreement under the FBC Bancshares, Inc. Amended and Restated 2013 Incentive Stock Option Plan (the “FBC Stock Plan”)) or its surplus (as calculated in accordance with the Call Report Instructions), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e) acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

(f) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) as described in Confidential Schedule 3.10, (ii) statutory liens not yet delinquent, (iii) consensual landlord liens, (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (v) pledges of assets to secure public funds deposits, and (vi) those assets and properties disposed of for fair value since the applicable dates of the FBC Financial Statements or the Bank Call Reports;

(g) sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h) terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;

(i) disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or Proprietary Right (as defined in Section 3.15) or modified any existing rights with respect thereto;

(j) made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by applicable law;

(k) except for improvements or betterments relating to Properties (as defined in Section 11.11), made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

(l) instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding prior to any court or governmental body relating to its property;

(m) suffered any change, event or condition that, in any case or in the aggregate, has caused or may result in a Material Adverse Change;

(n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o) entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any person, firm or corporation, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(p) sold, or Knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(q) made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP;

(r) sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $100,000 or more;

(s) made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $100,000; or

(t) entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (s) above.

Section 3.11 Leases, Contracts and Agreements. Confidential Schedule 3.11 sets forth a complete listing, as of December 31, 2014, of all leases, subleases, licenses, contracts and agreements to which either FBC or the Bank are a party (the “Contracts”), and which (a) relate to real property used by FBC or the Bank in their respective operations (such Contracts being referred to herein as the “Leases”), (b) relate in any way to the assets or operations of FBC or the Bank and involve payments to or by FBC or the Bank of $50,000 or more during the term thereof, or (c) contain any right of first refusal or option to purchase in favor of a third party. True and correct copies of all such Contracts, and all amendments thereto, have been made available to FFIN. For the purposes of this Agreement, the term “Contracts” does not include (i) loans made by, (ii) unfunded loan commitments of $250,000 or less made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) spot foreign exchange transactions of, (viii) bankers acceptances of, or (ix) deposit liabilities of, the Bank. Except as set forth in Confidential Schedule 3.11, no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to FBC or the Bank. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable according to their terms, subject to the Bankruptcy Exception. Except as described in Confidential Schedule 3.11 all rent and other payments by FBC or the Bank under the Contracts are current, there are no existing defaults by FBC or the Bank under the Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder. FBC and the Bank have a good and marketable leasehold interest in each of the properties subject to the Leases, free and clear of all mortgages, pledges, liens, encumbrances and security interests, but subject to all matters of record.

Section 3.12 Taxes.

(a) FBC and the Bank have duly and timely filed all Tax Returns that they were required to file under applicable laws and regulations with the appropriate federal, state, local or foreign governmental agencies. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All material Taxes due and owing by FBC or the Bank (whether or not shown on any Tax Return) have been paid. Neither FBC nor the Bank currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where FBC or the Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FBC or the Bank.

(b) FBC and the Bank have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) There is no material dispute or claim concerning any Tax liability of FBC or the Bank either (i) claimed or raised by any authority in writing, or (ii) as to which any director or officer (or employee responsible for Tax matters) of FBC or the Bank has Knowledge based upon personal contact with any agent of such authority.

(d) Confidential Schedule 3.12 lists all federal, state, local, and foreign Tax Returns filed with respect to FBC and the Bank for taxable periods ended on or after December 31, 2011, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. True and complete copies of the federal income Tax Returns of FBC and the Bank, as filed with the IRS for the years ended December 31, 2011, 2012, and 2013 have been made available to FBC. Neither FBC nor the Bank has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither FBC nor the Bank has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(l)(A)(ii). Neither FBC nor the Bank is a party to or bound by any tax allocation or sharing agreement, other than those to which only FBC and the Bank are parties as set forth on Confidential Schedule 3.12.

(f) Neither FBC nor the Bank (i) has been a member of any group filing a consolidated federal income tax return (other than a group the common parent of which was FBC) or (ii) has any liability for the Taxes of any person other than FBC or the Bank under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(g) The unpaid Taxes of FBC or the Bank (i) did not exceed the provisions for current or deferred Taxes on the FBC Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (ii) will not exceed the provisions for current or deferred Taxes on the FBC Financial Statements as of the Closing Date (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income).

(h) Neither FBC nor the Bank is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; or (v) prepaid amount received on or before the Closing Date. Neither FBC nor the Bank is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code §§ 162(m), 280G or 4999 (or any corresponding provision under applicable state or local Tax laws).

(i) Neither FBC nor the Bank has been a party to any “reportable transaction” as such term is defined in Treasury Regulation § 1.6011-4(b).

(j) Neither FBC nor the Bank has distributed stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or § 361.

(k) Confidential Schedule 3.12 lists and contains an accurate and complete description as to the United States federal and each state net operating and capital loss carryforwards for FBC and each of its Subsidiaries, and no such net operating or capital loss carryforwards are subject to limitation under Code §§ 382, 383 or 384 or the Treasury Regulations, as of the Closing Date.

(l) Within the past three (3) years, the IRS has not challenged the interest deduction on any of FBC’s or the Bank’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(m) For purposes of this Agreement, “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs, duties, capital stock, franchise, margin, gross margin, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liabilities of any other Person. For purposes of this Agreement, “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof). For purposes of this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(n) Neither FBC nor the Bank has any Knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.13 Insurance. Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to FBC and the Bank. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither FBC nor the Bank are in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Confidential Schedule 3.13, neither FBC nor the Bank have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which any of FBC or the Bank have applied for any such insurance within the last two (2) years. Each property of FBC and the Bank is insured for an amount deemed adequate by FBC or Bank’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of FBC or the Bank within the last three (3) years, and FBC has no Knowledge of any facts that would form the basis of a claim under such bonds.

Section 3.14 No Material Adverse Change. Except as disclosed in the representations and warranties made in this Article III, there has not been any Material Adverse Change with regard to or affecting FBC or the Bank since December 31, 2014, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on FBC or the Bank or that could materially affect FBC’s, or the Bank’s ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15 Proprietary Rights. Except as set forth on Confidential Schedule 3.15, neither FBC nor the Bank owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. Neither FBC nor the Bank is infringing upon or otherwise acting adversely to, and have not in the past three (3) years infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other person or persons. There is no claim or action by any such person pending, or to FBC’s Knowledge, threatened, with respect thereto.

Section 3.16 Transactions with Certain Persons and Entities. Except as set forth on Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by FBC or the Bank to, and neither FBC nor the Bank is otherwise a creditor to, any director or executive officer of FBC or the Bank nor is FBC or the Bank a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of FBC or the Bank. Except as set forth on Confidential Schedule 3.16, neither FBC nor the Bank uses any asset owned by any shareholder or any present or former director or officer of FBC or the Bank, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in the Bank’s premises, the removal of which would not result in a Material Adverse Change), nor do any of such persons own or have the right to use real property that is adjacent to property on which the Bank’s facilities are located. Except as set forth on Confidential Schedule 3.16 or Confidential Schedule 3.28(a), neither FBC nor the Bank is a party to any transaction or agreement with any director or executive officer of FBC or the Bank.

Section 3.17 Evidences of Indebtedness. All evidences of indebtedness and Leases that are reflected as assets of FBC or the Bank are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against FBC or the Bank or the present holder thereof. The credit files of FBC and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to FBC or the Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of FBC or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). FBC and the Bank have disclosed all of the substandard, doubtful, loss, nonperforming or problem loans of FBC and the Bank on the internal watch list of FBC or the Bank, a copy of which as of February 28, 2015, has been provided to FFIN. Neither FBC nor the Bank is aware of, nor has FBC or the Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law (as defined in Section 11.11) with respect to any real property securing any indebtedness reflected as an asset of FBC or the Bank. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant laws, rules, regulations and procedures such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 3.18 Condition of Assets. All tangible assets used by FBC or the Bank are in good operating condition, ordinary wear and tear excepted, and conform with all applicable ordinances, regulations, zoning and other laws, whether federal, state or local. None of FBC’s or the Bank’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.19 Environmental Compliance.

(a) The Bank, its operations and the respective Properties are in material compliance with all Environmental Laws. Except as listed on Confidential Schedule 3.19, neither FBC nor the Bank are aware of, nor has FBC or the Bank received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of the Bank with all Environmental Laws.

(b) FBC and the Bank have obtained all material permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c) Except as listed on Confidential Schedule 3.19, no Hazardous Materials (as defined in Section 11.11) exist on, about or within any of the Properties, nor to the Knowledge of FBC have any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment. The use that FBC or the Bank makes and intends to make of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment.

(d) There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending or to FBC’s Knowledge threatened against FBC or the Bank or, to FBC’s Knowledge, pending or threatened against any other person in connection with any Property, arising in any way under any Environmental Law. Neither FBC nor Bank has any liability for remedial action under any Environmental Law.

Neither FBC nor Bank has received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has FBC or the Bank received any notice of any kind from any Governmental Entity or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(e) Except as listed on Confidential Schedule 3.19, no Hazardous Materials have been disposed of on, or released to, or from, any of the Properties, and, to the Knowledge of FBC, no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(f) Except as listed on Confidential Schedule 3.19, to the Knowledge of FBC, none of the following exists at any property or facility owned or operated by FBC or the Bank: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, or (iv) landfills, surface impoundments, or disposal areas.

(g) None of the properties currently owned or operated by FBC or the Bank is encumbered by a lien arising or imposed under any Environmental Law.

(h) The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(i) Neither FBC nor the Bank has, either expressly or by operation of Law, assumed or undertaken any obligation, including any obligation for remedial action, of any other person under any Environmental Law.

(j) FBC and the Bank have provided FFIN with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by FBC and the Bank with any federal or state regulatory authority, including, but not limited to, the OCC, the Federal Reserve, and the FDIC, have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete. Except as set forth on Confidential Schedule 3.20, (a) neither FBC nor the Bank are now nor has it been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies, and FBC and the Bank are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending or threatened against

FBC or the Bank by or prior to any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no regulatory agency has initiated any proceeding or, to FBC’s Knowledge, investigation into the business or operations of FBC or the Bank. There is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of FBC or the Bank. FBC is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 5.3(g)).

Section 3.21 Absence of Certain Business Practices. Neither FBC nor the Bank, or any officer, employee or agent of the Bank, or any other person acting on their behalf, has, directly or indirectly, within the past ten (10) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of FBC or the Bank (or assist FBC or the Bank in connection with any actual or proposed transaction) that (a) might subject FBC or the Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Change, or (c) if not continued in the future might result in a Material Adverse Change or might subject FBC or the Bank to suit or penalty in any private or governmental litigation or proceeding.

Section 3.22 Books and Records. The minute books, stock certificate books and stock transfer ledgers of FBC and the Bank (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of FBC or the Bank that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23 Forms of Instruments, Etc. FBC has made, and will make, available to FFIN copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by FBC or the Bank in the ordinary course of its business.

Section 3.24 Fiduciary Responsibilities. FBC and the Bank have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 3.25 Guaranties. Except for items in the process of collection in the ordinary course of the Bank’s business, none of the obligations or liabilities of FBC or the Bank are guaranteed by any other person, firm or corporation, nor, except in the ordinary course of business, according to prudent business practices and in compliance with applicable law, has FBC or the Bank guaranteed the obligations or liabilities of any other person, firm or corporation.

Section 3.26 Voting Trust, Voting Agreements or Shareholders’ Agreements. To the Knowledge of FBC, there is no existing voting trust, voting agreement, shareholders’ agreement or similar arrangement relating to a right of first refusal with respect to the purchase, sale or voting of any shares of FBC Stock or Bank Stock.

Section 3.27 Employee Relationships. FBC and the Bank have complied in all material respects with all applicable laws relating to its relationships with their employees, and FBC and the Bank believe that the relationships between FBC’s and the Bank’s employees are good. To the Knowledge of FBC, no executive officer or manager of any of the operations operated by FBC or the Bank or of any group of employees of FBC or the Bank has or have any present plans to terminate their employment with FBC or the Bank. Except as set forth on Confidential Schedule 3.27, neither FBC nor Bank is a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against FBC or the Bank prior to the National Labor Relations Board and no similar claims pending prior to any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of FBC or the Bank, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. FBC and the Bank are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither FBC nor the Bank is engaged in any unfair labor practice.

Section 3.28 Employee Benefit Plans.

(a) Set forth on Confidential Schedules 3.27 and 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all multiple employer and “multiemployer plans” (as defined in the Code or ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, or contributed to, by FBC or the Bank, or with respect to which FBC or the Bank has had any liability during the last 5 years, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of FBC or the Bank, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”). Except as set forth on Confidential Schedule 3.28(a), true, accurate and complete copies of the documents comprising each Employee Plan, including each award agreement, trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), the most current determination letter issued by the Internal Revenue Service, Form 5500 Annual Reports (including all schedules and attachments) for the three most recent plan years, documents, records, policies, procedures or other materials related thereto, have been delivered to FFIN and are included and specifically identified in Confidential Schedule 3.28(a). No unwritten amendment exists with respect to any written Employee Plan.

(b) Except as set forth on Confidential Schedule 3.28(b) no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV, and neither FBC nor the Bank has ever sponsored or otherwise maintained such a plan.

(c) Except as set forth on Confidential Schedule 3.28(c), there have been no prohibited transactions (as defined in Code §4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans that would directly or indirectly subject the Bank or any Employee Plan to any material taxes, penalties, or other liabilities (any liability arising from any indemnification agreement or policy), except to the extent that the Bank or any Employee Plan sponsored by FBC or the Bank is involved in such transaction or breach. Each Employee Plan that is intended to be qualified under Code §401(a) has a current favorable determination or opinion letter that covers all existing amendments up to and including all changes required by the most recent IRS Cumulative List of Changes applicable to the Employee Plan and has no obligation to adopt any amendments for which the remedial amendment period under Code §401(b) has expired and neither FBC nor the Bank is aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. To the Knowledge of FBC, each such Employee Plan is so qualified and has been operated in compliance with applicable law and its terms, any related trust is exempt from federal income tax under Code §501(a) and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code §511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to FBC’s Knowledge, none are threatened, except to the extent that FBC, the Bank or any Employee Plan sponsored by FBC or the Bank is involved in such transaction. Neither FBC nor the Bank provides benefits to any employee or dependent of such employee of the Bank after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by law. No written or oral representations have been made by or on behalf of the Bank or FBC to any employee or former employee of the Bank promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA §3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code §4980B). Compliance with FAS 106 would not create any material change to the FBC Financial Statements. The completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any employee, officer, former employee or former officer of FBC or the Bank except (i) as required by the terms of any Employee Plan provided to FFIN or by applicable law in connection with a qualified plan, (ii) as contemplated by this Agreement, or (iii) except as identified on Confidential Schedule 3.28(c). There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against FBC, the Bank, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(d) All contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by FBC or the Bank on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(e) No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan. Neither FBC nor the Bank has misled any person as to his or her rights under any Employee Plan. All obligations required to be performed by FBC or the Bank under any Employee Plan have been performed in all material respects and neither FBC nor the Bank is in default under or in violation of any material provision of any Employee Plan. No event has occurred that would constitute grounds for an enforcement action by any party against FBC, the Bank or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(f) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by any corporation or trade or business, the employees of which, together with the employees of the Bank, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414 (the “Controlled Group Plans”):

(i) All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject FBC or the Bank to any material liability under Code §4980B or §4980D;

(ii) Except as set forth on Confidential Schedule 3.28(f), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which FBC or the Bank has had any liability in the last 5 years (or would have had liability if notice had been given); and

(iii) Except as set forth on Confidential Schedule 3.27) or Confidential Schedule 3.28(f), each Employee Plan that provides (or has provided within the past 5 years) for health, dental, vision, life, disability or similar coverage is covered by one or more third-party insurance policies and FBC and the Bank are not liable for self-insuring any such claims.

Each such Controlled Group Plan is included in the listing of Employee Plans on Confidential Schedule 3.28(a).

(g) Except as set forth on Confidential Schedule 3.28(g), all Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed or distributed to the extent required by law.

(h) Except as set forth on Confidential Schedule 3.28(h), no Employee Plan holds any stock or other securities of FBC or the Bank or provides the opportunity for the grant, purchase or contribution of any such security.

(i) Except as provided in Confidential Schedule 3.28(i), FBC or the Bank may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(j) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code §409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Code §409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Code §409A, and (ii) since January 1, 2011, been materially in documentary and operational compliance with Code §409A and all applicable IRS guidance promulgated thereunder. No additional tax under Code §409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan or other contract, plan, program, agreement, or arrangement. Neither FBC nor the Bank is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire FBC Stock, Bank Stock or other equity security of FBC or the Bank under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of the Bank, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by FBC in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of FBC or the Bank that is not “service recipient stock” (within the meaning of applicable regulations under Code §409A).

Section 3.29 Obligations to Employees. All accrued obligations and liabilities of FBC, the Bank and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by FBC or the Bank for its respective current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by FBC or the Bank according to GAAP and applicable law applied on a consistent basis. All obligations and liabilities of FBC and the Bank for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by FBC or the Bank according to GAAP and generally accepted actuarial principles. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in all material respects in the FBC Financial Statements and the books, statements and records of FBC and the Bank.

Section 3.30 Interest Rate Risk Management Instruments. FBC and the Bank have no interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of FBC or the Bank or for the account of a customer of FBC or the Bank.

Section 3.31 Internal Controls. FBC and the Bank maintain accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of FBC and to maintain accountability for FBC and the Bank’s assets; (c) access to FBC’s and the Bank’s assets is permitted only in accordance with management’s authorization; (d) the reporting of FBC’s and the Bank’s assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Confidential Schedule 3.31, none of FBC’s or the Bank’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of FBC, the Bank or their accountants.

Section 3.32 Community Reinvestment Act. Except as set forth on Confidential Schedule 3.32, the Bank is in compliance with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and the Bank has supplied FFIN with copies of the Bank’s current CRA Statement, all support papers therefor, all letters and written comments received by the Bank since January 1, 2009, pertaining thereto and any responses by the Bank to those letters and comments. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and FBC has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33 Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. Except as set forth on Confidential Schedule 3.33, the Bank is in compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor does FBC have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.34 Usury Laws and Other Consumer Compliance Laws. Except as set forth on Confidential Schedule 3.34, all loans of the Bank have been made in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the laws of the State of Texas. Each loan on the books of the Bank was made in the ordinary course of business.

Section 3.35 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. The Bank is in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions - Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the laws and regulations referenced in this Section.

Section 3.36 Unfair, Deceptive or Abusive Acts or Practices. The Bank has not engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which the Bank is a party that allege, or to the Knowledge of FBC, no person has threatened to allege, that the Bank has engaged in any unfair or deceptive acts or practices.

Section 3.37 Proxy Statement/Prospectus. None of the information supplied or to be supplied by FBC or the Bank or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of FBC and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to FBC and the Bank necessary in order to make the statements therein with respect to FBC and the Bank, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that FBC is responsible for filing with any regulatory or governmental agency in connection with the Merger shall comply with respect to FBC and the Bank in all material respects with the provisions of applicable law.

Section 3.38 Agreements Between Bank and FBC; Claims. Except as set forth on Confidential Schedule 3.38, there are no written or oral agreements or understandings between FBC and the Bank. All past courses of dealings between FBC and the Bank have been conducted in the ordinary course of business, on arms-length terms consistent with applicable law and prudent business practices. FBC has no Knowledge of any Claims that FBC has against the Bank or of any facts or circumstances that would give rise to any such Claim.

Section 3.39 Representations Not Misleading. No representation or warranty by FBC contained in this Agreement, nor any written statement, exhibit or schedule furnished to FFIN by FBC under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over FBC or the Bank or their properties of the facts and circumstances upon which they were based.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FFIN

FFIN hereby makes the following representations and warranties to FBC as of the date of this Agreement.

Section 4.01 Organization and Qualification.

(a) FFIN is a corporation, duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas and is a bank holding company registered under the BHCA. FFIN has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the Certificate of Formation and Bylaws of FFIN, as amended to date, certified by the Secretary of FFIN, have been made available to FBC.

(b) FFB is a national banking association, duly organized and validly existing under the laws of the United States and in good standing under all laws, rules, and regulations of the State of Texas. FFB has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of FFB, as amended to date, certified by the Secretary or Cashier of FFB have been made available to FBC. FFB is an insured bank as defined in the FDIA and is a member of the Federal Reserve.

Section 4.02 Execution and Delivery. FFIN has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. FFIN has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by FFIN, and each constitutes the legal, valid and binding obligation of FFIN, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception (as defined in Section 11.11).

Section 4.03 Capitalization.

(a) The entire authorized capital stock of FFIN consists solely of 80,000,000 shares of common stock, par value $0.01 per share, of which 64,128,797 shares are issued and outstanding, as of March 2, 2015.

(b) At the Effective Time, the shares of FFIN Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights or any applicable federal or state securities laws, and will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the “Securities Act”), except for shares issued to any shareholder of FBC who may be deemed to be an “affiliate” (under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of FFIN after completion of the Merger.

Section 4.04 SEC Filings; Financial Statements.

(a) FFIN has filed and made available to FBC all forms, reports, and documents required to be filed by FFIN with the SEC since December 31, 2010 (collectively, the “FFIN SEC Reports”). The FFIN SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FFIN SEC Reports or necessary in order to make the statements in such FFIN SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Subsidiaries of FFIN that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of FFIN, no Subsidiary of FFIN is required to file any forms, reports or other documents with the SEC.

(b) The financial statements of FFIN contained in the FFIN SEC Reports, including any FFIN SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of FFIN and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

Section 4.05 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 4.05, each of FFIN and FFB holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable law, statute, order, rule, regulation, policy and/or guideline of any court, administrative agency, commission or other governmental or regulatory authority or instrumentality, which is reasonably likely to result in a Material Adverse Change as to FFIN or FFB, individually or in the aggregate, or to the Knowledge of FFIN or FFB is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on Confidential Schedule 4.05, each of FFIN and FFB has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time shall be in default) under, or in violation of, (i) any provision of the Amended and Restated Certificate of Formation or Amended and Restated Bylaws of FFIN, the Articles of Association or Bylaws of FFB, or other governing documents of FFIN or FFB, as applicable (collectively, the “FFIN Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to FFIN or any Subsidiary of FFIN, or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable in any material respect to FFIN or any Subsidiary of FFIN or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

(c) Except as set forth on Confidential Schedule 4.05, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the FFIN Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to FFIN or any Subsidiary of FFIN, or their respective assets, operations, properties or businesses or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to FFIN or any Subsidiary of FFIN or their respective assets, operations, properties or businesses.

Section 4.06 Undisclosed Liabilities. FFIN has no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by FFIN or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the FFIN SEC Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of the FFIN SEC Reports or (b) as set forth on Confidential Schedule 4.06.

Section 4.07 Litigation.

(a) Except as set forth on Confidential Schedule 4.07, neither FFIN nor FFB is a party to any, and there are no pending or, to the Knowledge of FFIN, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FFIN or FFB which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to FFIN or FFB, nor, to the Knowledge of FFIN, is there any basis for any proceeding, claim or any action against FFIN or FFB that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to FFIN or FFB. There is no injunction, order, judgment or decree imposed upon FFIN or FFB or the assets or property of FFIN or FFB that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to FFIN or FFB.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the best Knowledge of FFIN, threatened against FFIN or FFB that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by FFIN pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08 Consents and Approvals. The FFIN Board (at a meeting duly called and held) has approved and adopted this Agreement. Except as set forth on Confidential Schedule 4.08,

no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required on the part of FFIN in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the completion by FFIN of the transactions contemplated hereby or thereby. As of the date of this Agreement, FFIN knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and FFIN has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 4.09 Regulatory Compliance.

(a) Except as set forth on Confidential Schedule 4.09, FFIN is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. Except as set forth on Confidential Schedule 4.09, there is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of FFIN or FFB. FFIN is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). FFB is an “eligible bank” (as that term is defined in 12 C.F.R. § 5.3(g)). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

(b) All material reports, records, registrations, statements, notices and other documents or information required to be filed by FFIN with any federal or state regulatory authority, including, but not limited to any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.

Section 4.10 Proxy Statement/Prospectus. None of the information supplied or to be supplied by FFIN or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of FBC and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to FFIN or any Subsidiary of FFIN necessary in order to make the statements therein with respect to FFIN or any Subsidiary of FFIN, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that FFIN is responsible for filing with any regulatory or governmental agency in connection with the Merger shall comply with respect to FFIN in all material respects with the provisions of applicable law.

Section 4.11 Absence of Certain Changes. Since December 31, 2014, (a) FFIN has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Change on FFIN or FFB.

Section 4.12 FFIN Disclosure Controls and Procedures. Except as set forth on Confidential Schedule 4.12, none of FFIN’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of FFIN or its accountants. FFIN has devised, established and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (except as otherwise required by RAP).

Section 4.13 Securities and Exchange Commission Reporting Obligations. Except as set forth on Confidential Schedule 4.13, FFIN has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.14 Representations Not Misleading. No representation or warranty by FFIN contained in this Agreement, nor any written statement, exhibit or schedule furnished to FBC by FFIN under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over FFIN or their properties of the facts and circumstances upon which they were based.

ARTICLE V

COVENANTS OF FBC

FBC hereby makes the covenants set forth in this Article V to FFIN.

Section 5.01 Commercially Reasonable Efforts. FBC will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02 Merger Agreement and Related Transactions. FBC will duly authorize and as soon as practicable, enter into the Merger Agreement, the form of which is attached hereto as Exhibit “B”, and perform all of its obligations thereunder. FBC will cooperate with FFIN and its Subsidiaries to cause (a) Merger Sub to merge with and into FBC pursuant to the terms of the Merger Agreement, (b) at the election of FFIN, FBC to merge with and into FFIN, with FFIN surviving the merger, after the Effective Time, and (c) at the election of FFIN, consummate the Bank Merger (collectively, the “Related Transactions”). FBC agrees to cooperate, and will cause the Bank to cooperate, and join in with FFIN and its Subsidiaries in the preparation, execution and processing of all applications and all director, shareholder and regulatory approvals of FFIN, its Subsidiaries, FBC and the Bank necessary or appropriate to obtain regulatory, corporate and other approvals of the Related Transactions in a timely manner.

Section 5.03 Information Furnished by FBC. FBC and the Bank shall promptly following receipt of a written request from FFIN furnish or cause to be furnished to, all information concerning FBC, including but not limited to financial statements, required for inclusion in any statement or application made or filed by FFIN to any governmental body in connection with the transactions contemplated by this Agreement (including the Registration Statement (as defined in Section 5.13) and the Proxy Statement/Prospectus) or in connection with any unrelated transactions during the pendency of this Agreement. FBC and the Bank represent and warrant that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. FBC and the Bank shall otherwise fully cooperate with FFIN in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04 Required Acts. Between the date of this Agreement and the Closing, FBC will, and will cause the Bank to, unless otherwise permitted in writing by FFIN:

(a) operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

(b) except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c) perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as FBC or the Bank may in good faith reasonably dispute;

(d) maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e) timely file, subject to extensions, all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings;

(f) timely file, subject to extensions, all Tax Returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

(g) withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all Taxes required to be withheld therefrom and pay the same to the proper Tax receiving officers;

(h) account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(i) promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

(j) maintain the allowance for loan losses account for the Bank in an amount adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank and in compliance with applicable regulatory requirements; provided further, that such allowance for loan losses, as determined in accordance with GAAP and RAP, shall not be less than $3,479,135;

(k) pay or accrue all costs, expenses and other charges to be incurred in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date; and

(l) ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP).

Section 5.05 Prohibited Acts. Between the date of this Agreement and the Closing, FBC will not, and will not allow the Bank to, without the prior written consent of FFIN, except as set forth on Confidential Schedule 5.05:

(a) take or fail to take any action that would cause the representations and warranties made in Article III to be inaccurate at the time of the Closing or preclude FBC from making such representations and warranties at the time of the Closing;

(b) merge into, consolidate with or sell its assets to any other person or entity, change FBC’s Certificate of Formation, the Bank’s Articles of Association or Bylaws of either FBC or the Bank, increase the number of shares of FBC Stock or Bank Stock outstanding (other than by exercise of a FBC Option) or increase the amount of the Bank’s surplus (as calculated in accordance with the Call Report Instructions);

(c) except as explicitly permitted hereunder or in accordance with applicable law or pursuant to a Contract existing as of the date of this Agreement, engage in any transaction with any affiliated person or allow such persons to acquire any assets from FBC or the Bank, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(d) declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities, except (i) the Bank may make the distributions specifically contemplated in Section 1.08 hereof, and (ii) FBC may declare and pay distributions to its shareholders;

(e) discharge or satisfy any lien, charge or encumbrance or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f) issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g) accelerate the vesting of pension or other benefits in favor of employees of the Bank except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable law;

(h) acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

(i) mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

(j) sell, transfer, lease to others or otherwise dispose of any of its assets (except any sales of securities or sales of loans in the ordinary course of business) consistent with past practices, or cancel or compromise any debt or claim, or waive or release any right or claim of a value in excess of $50,000;

(k) make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal Bank practices to Bank employees and officers, except that FBC and the Bank shall be permitted to (i) pay all bonus amounts that are accrued for the benefit of officers of the Bank in accordance with past and normal Bank practices from January 1, 2015 through the last calendar day of the month immediately preceding the month in which the Closing occurs, and (ii) contribute to the Bank’s 401(k) profit sharing plan all amounts that are accrued for the benefit of participants in such plan in accordance with past and normal Bank practices from January 1, 2015 through the last calendar day of the month immediately preceding the month in which the Closing occurs;

(l) enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable law or by this Agreement;

(m) make any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

(n) hire or employ any person as a replacement for an existing position with an annual salary equal to or greater than $50,000 or hire or employ any person for any newly created position;

(o) sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(p) make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by FBC’s independent auditors, or as required by any applicable regulatory authority, or (iv) tax election, change in taxable year, amendment of a Tax Return, settlement of any Tax claim or assessment relating to FBC or the Bank, or surrender any claim to a refund;

(q) reduce the amount of the Bank’s allowance for loan losses except through charge offs;

(r) sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(s) make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $500,000, but FFIN will be deemed to have given its consent under this Section 5.05(s) unless FFIN objects to such transaction no later than 48 hours (weekends and bank holidays excluded) after actual receipt by FFIN of all information relating to the making, renewal or alteration of that loan; or

(t) enter into any acquisitions or leases of real property, including new leases and lease extensions.

Section 5.06 Access; Pre-Closing Investigation. Subject to the provisions of Article X, FBC will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of FFIN full access, to the extent legally permissible, to the properties, books, contracts and records of FBC and the Bank, permit FFIN to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as they may require and furnish to FFIN, to the extent legally permissible, during such period all such information concerning FBC or Bank and their affairs as FFIN may reasonably request, in order that FFIN may have full opportunity to make such reasonable investigation as it desires to make of the affairs of FBC and the Bank, including access sufficient to verify the value of the assets and the liabilities of FBC and the Bank and the satisfaction of the conditions precedent to FFIN’s obligations described in Article VIII of this Agreement. FFIN will use its commercially reasonable efforts not to disrupt the normal business operations of FBC or the Bank. FBC agrees at any time, and from time to time, to furnish to FFIN as soon as practicable, any additional information that FFIN may reasonably request. Neither FBC nor the Bank shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of FBC’s or the Bank’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 5.07 Additional Financial Statements and Tax Returns. FBC will promptly furnish FFIN with true and complete copies of (a) each Call Report of the Bank prepared after the date of this Agreement as soon as such reports are made available to the FDIC, (b) FBC will promptly furnish FFIN with true and complete copies of each Tax Return for either FBC or the Bank prepared after the date of this Agreement as soon as such returns are made available to the IRS, (c) the audited consolidated balance sheet of FBC as of December 31, 2014, the audited consolidated statement of income and changes in shareholders’ equity of FBC for the year ended December 31, 2014, and the statement of cash flows of FBC for the year ended December 31, 2014, as soon as each such audited financial statement is made available to FBC, and (d) unaudited month-end financial statements of FBC.

Section 5.08 Untrue Representations. FBC will promptly notify FFIN in writing if FBC or the Bank becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to FFIN or any representation or warranty made in or pursuant to this Agreement or that results in the failure of FBC or the Bank to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.09 Litigation and Claims. FBC will promptly notify FFIN in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against FBC, the Bank or affecting any of their properties if such litigation or potential litigation might, upon an unfavorable outcome, result in a Material Adverse Change with respect to FBC or the Bank, and FBC and the Bank will promptly notify FFIN of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of FBC, threatened against FBC or the Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by FBC or the Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10 Material Adverse Changes. FBC will promptly notify FFIN in writing if any change or development has occurred or, to the Knowledge of FBC, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on either FBC or the Bank, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Section 8.01 or Section 8.02 not to occur.

Section 5.11 Consents and Approvals. FBC will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 3.08.

Section 5.12 Environmental Investigation; Right to Terminate Agreement.

(a) FFIN and its consultants, agents and representatives will have the right, to the same extent that FBC has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. FFIN will notify FBC prior to any physical inspections of the Property, and FBC may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by FFIN, FFIN will (i) notify FBC of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. FFIN will give reasonable notice to FBC of such Secondary Investigations, and FBC may place reasonable time and place restrictions on such Secondary Investigations.

(b) FFIN will have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.19 is not true and accurate in any material respect; (ii) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by FFIN because the Environmental Inspection, Secondary Investigation or other environmental survey identifies material violations or potential material violations of Environmental Laws; (iii) FBC has refused to allow FFIN to conduct an Environmental Inspection or Secondary Investigation in a manner that FFIN reasonably considers necessary; (iv) the Environmental Inspection, Secondary Investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially would require remedial or cleanup action by FBC; (v) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Entity or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which would result in a Material Adverse Change. On or prior to the date that is ninety (90) days after the date of this Agreement, FFIN will advise FBC in writing as to whether FFIN intends to terminate this Agreement in accordance with Section 9.01 because FFIN disapproves of the results of the Environmental Inspection, Secondary Investigation or other environmental survey. FBC will have the opportunity to correct any objected to violations or conditions to FFIN’s reasonable satisfaction prior to the date that is one hundred five (105) days after the date of this Agreement. If FBC fails to demonstrate its satisfactory correction of the violations or conditions to FFIN, FFIN may terminate the Agreement on or prior to the date that is one hundred five (105) days after the date of this Agreement.

(c) FBC agrees to make available to FFIN and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. FBC also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with FFIN and will be entitled to certify the same in favor of FFIN and its consultants, agents and representatives and make all other data available to FFIN and its consultants, agents and representatives.

Section 5.13 Registration Statement and Proxy Statement/Prospectus.

(a) FBC agrees to cooperate and assist FFIN in (i) preparing a Registration Statement on Form S-4 (the “Registration Statement”), relating to the shares of FFIN Stock to be issued as part of the Merger Consideration provided for herein, and the Proxy Statement/Prospectus, and (ii) filing the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) with the SEC, including furnishing to FFIN all information concerning FBC and the Bank that FFIN may reasonably request in connection with preparation of such Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by FBC or any of its directors, officers, employees or agents for inclusion in the Registration Statement or the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of FBC and, as the Registration Statement and the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to FBC necessary in order to make the statements therein with respect to FBC, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that FBC is responsible for filing with any regulatory or governmental agency in connection with the Merger shall comply with respect to FBC in all material respects with the provisions of applicable law.

(b) The FBC Board has resolved to recommend to the FBC shareholders that they approve this Agreement, the Merger Agreement, the Merger and shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the purposes of this Agreement. The FBC Board shall (i) include in the Proxy Statement/Prospectus the recommendation of the FBC Board that the shareholders of FBC vote in favor of this Agreement, the Merger Agreement, the Merger and the transactions contemplated hereby, (ii) use its commercially reasonable efforts to obtain such shareholder approval of this Agreement, the Merger Agreement, the Merger and the transactions contemplated hereby, (iii) perform such other acts as may reasonably be requested by FFIN to ensure that such shareholder approval of this Agreement, the Merger Agreement, the Merger and the transactions contemplated hereby are obtained, and (iv) cause the Proxy Statement/Prospectus to be mailed to the shareholders of FBC as soon as practicable after the Registration Statement becomes effective with the SEC.

Section 5.14 Benefit Plans.

(a) FBC will take, and will cause the Bank to take, all action necessary to terminate any Employee Plan that is a Code section 401(a) qualified retirement plan (each a “Retirement Plan”) and related trust sponsored by FBC or the Bank, effective no later than the date immediately before the Closing Date. FBC will provide FFIN evidence or such other confirmation from FBC which FFIN deems appropriate that (i) each such Retirement Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action and (ii) at the request of FFIN, FBC has submitted to the IRS an application for determination of the tax-qualified status of any qualified plan relating to its termination. Provided FFIN’s request to file an application for determination is given at least 90 days prior to the Closing, such application will be: (x) filed on or before the Closing and (y) any costs incurred prior to the Closing related to such termination shall be paid (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by FBC and reflected in the calculation of Adjusted Equity pursuant to Section 1.07.

(b) At the direction of FFIN, FBC will take, and will cause the Bank to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. FBC will provide FFIN evidence or such other confirmation from FBC which FFIN deems appropriate that each such Welfare Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of FFIN, FBC shall not take, and shall not permit the Bank to take, any action to terminate any Welfare Plan that is a group medical plan.

Section 5.15 Termination of Data Processing/Technology Contracts. Each of FBC and the Bank will use its commercially reasonable efforts, including, but not limited to, notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing/technology contracts listed on Confidential Schedule 5.15 will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by FFIN and FBC; provided, that, all costs, fees, expenses and penalties necessary to be paid by FBC or the Bank in connection with the termination of such data processing and technology contracts to which FBC or the Bank is a party shall be accrued or paid by FBC or the Bank on or prior to the Calculation Date in accordance with this Section 5.15 and shall be reflected in the calculation of Adjusted Equity pursuant to Section 1.07. Such notice and actions by FBC and the Bank will be in accordance with the terms of such data processing or technology contracts.

Section 5.16 Conforming Accounting Adjustments. FBC and the Bank shall, if requested by FFIN, consistent with GAAP, immediately prior to Closing, make such accounting entries as FFIN may reasonably request in order to conform the accounting records of FBC and the Bank to the accounting policies and practices of FFIN; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any governmental agency or regulatory authority, (c) violate any law, rule or regulation applicable to FBC or the Bank, (d) adversely affect the calculation of Adjusted Equity, or (e) be an acknowledgment by FBC or the Bank (i) of any adverse circumstances for purposes of determining whether the conditions to FFIN’s obligations under this Agreement have been satisfied, (ii) that such adjustment is required for purposes of determining satisfaction of the condition to FFIN’s obligations under this Agreement set forth in Section 8.09 or (c) that such adjustment has any bearing on the Merger Consideration.

Section 5.17 Tail D&O Policy. On or prior to the Closing Date, FBC will obtain an extended reporting period (otherwise known as “Tail Coverage”) policy, with terms and coverage reasonable for such policies, covering directors and officers of FBC and the Bank for a period of not less than three (3) years from the Closing Date, and the total premium for such policy shall be reflected in the calculation of Adjusted Equity pursuant to Section 1.07.

Section 5.18 Regulatory and Other Approvals. FBC, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by FBC in connection with this Agreement and the other agreements contemplated hereby. FBC will promptly furnish FFIN with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. FBC will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties, including those listed on Confidential Schedule 3.08, at the earliest practicable time.

Section 5.19 Tax Matters.

(a) FBC shall include the income of the Bank (including any deferred items triggered into income by Treasury Regulation § 1.1502-13 and any excess loss amount taken into income under Treasury Regulation § 1.1502-19) on FBC’s federal Tax Returns and state income and franchise Tax Returns for all periods through the end of the Closing Date and pay any federal and state Taxes attributable to such income (including, without limitation, any federal income and state franchise or margin Taxes incurred by FBC or the Bank as a result of the deemed sale of the assets of the Bank pursuant to this Agreement). FBC shall furnish Tax information to FFIN for inclusion in FFIN’s federal consolidated income Tax Return for the period beginning after the Closing Date in accordance with the Bank’s past custom and practice. The items of income gain, loss, deduction and credit of the Bank shall be apportioned between the period up to and including the Closing Date and the period after the Closing Date based on closing the books of the Bank as of the end of the Closing Date.

(b) FBC shall allow FFIN and its counsel to participate (at FFIN’s expense) in any audit of FBC’s federal or state Tax Returns to the extent that such returns relate to FBC or the Bank and could reasonably be expected to increase or decrease Taxes of FFIN or any of its Affiliates for any taxable period (or portion thereof) after the Closing Date. FBC shall not settle any such audit in a manner that could reasonably be expected to adversely affect FFIN or any of its Affiliates after the Closing Date without the prior consent of FFIN, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) FBC shall not file or take any position on any of its or the Bank’s Tax Returns (including any amended Tax Returns of FBC or the Bank) with respect to a taxable period of FBC or the Bank (or portion thereof) prior to or including the Closing Date that could reasonably be expected to increase the liability of FFIN and its Affiliates (including the Bank) for a taxable period (or portion thereof) beginning after the Closing Date without the prior written consent of FFIN, such consent not to be unreasonably withheld, conditioned or delayed.

(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by FBC when due, and FBC will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, FFIN will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e) FBC, the Bank, and FFIN shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.19(e) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f) FBC and FFIN further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Section 5.20 Disclosure Schedules. At least ten (10) days prior to the Closing, FBC agrees to provide FFIN with supplemental disclosure schedules to be delivered by FBC pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.21 Transition.

(a) The senior officers of FBC and the Bank agree to meet with senior officers of FFIN as reasonably requested by FFIN to review the financial and operational affairs of the Bank, and to the extent permitted by applicable law, each of FBC and the Bank agrees to give due consideration to FFIN’s input on such matters, consistent with this Section 5.21, with the understanding that FFIN shall in no event be permitted to exercise control of FBC or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, FBC and the Bank shall have no obligation to act in accordance with FFIN’s input. Commencing after the date hereof and to the extent permitted by applicable law, FFIN, FBC and the Bank shall use their commercially reasonable efforts to plan the integration of FBC and the Bank with the businesses of FFIN and their respective affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall FFIN or its affiliates be entitled to control FBC or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of FBC and the Bank in the ordinary course of business, FBC’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from FBC’s and the Bank’s outside contractors, and to assist FFIN in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing. FFIN shall provide such assistance of its personnel as FBC and the Bank shall request to permit FBC and the Bank to comply with their obligations under this Section 5.21.

(b) From and after the date hereof, each of FBC and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit FFIN to take all reasonable actions that FFIN deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable FFIN, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to FBC and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA.

Section 5.22 Redemption of Notes. Prior to Closing, FBC shall take all actions, other than payment of the outstanding principal amount, required to redeem all of the Subordinated Promissory Notes due June 30, 2028 (the “Notes”), which have an aggregate outstanding principal balance of $13,125,000 as of the date hereof, in accordance with the terms of such Notes, including, but not limited to, providing notice to the holders of the Notes and taking all actions as may be requested by FFIN in connection with the redemption of the Notes.

Section 5.23 Voting Agreement. Simultaneously with the execution of this Agreement, each of the directors of FBC shall execute and deliver to FFIN the Voting Agreement and Irrevocable Proxy in the form of Exhibit “C” attached hereto, and FBC acknowledges that pursuant to such agreement the directors of FBC have agreed that they will vote the shares of FBC Stock owned by them in favor of this Agreement and the transactions contemplated hereby and thereby, subject to required regulatory approvals.

Section 5.24 Director Support Agreements. Simultaneously with the execution of this Agreement, each of the directors of FBC set forth on Confidential Schedule 5.24 shall enter into a Director Support Agreement with FFIN (each a “Director Support Agreement”). The form of the Director Support Agreement is attached as Exhibit “D” hereto.

Section 5.25 Execution of Releases. FBC shall take such action as it is required to, and shall use commercially reasonable efforts to cause the other persons to take such action as they are required to, in order to execute the releases as described in Section 8.06.

Section 5.26 No Solicitation. So long as this Agreement is in effect, neither FBC, the Bank nor any of their respective directors or officers shall (i) initiate, solicit, encourage or otherwise facilitate any inquiries, provide any information to or negotiate with any other party any proposal or offer that constitutes, or may reasonably be expected to lead to an Acquisition Proposal (as defined in Section 11.11), or (ii) enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its or their directors or officers to take any such action and FBC or the Bank shall notify FFIN orally (within one (1) Business Day) and in writing (as promptly as practicable) of any such inquiries and proposals received by FBC or the Bank or any of its respective directors or officers, relating to any of such matters.

Section 5.27 FBC Option Vesting, Exercise and Cancellation. Notwithstanding anything to the contrary in the FBC Stock Plan or in any individual FBC Option award agreement, (i) no less than twenty (20) days prior to the Calculation Date, the FBC Board (or, if appropriate, any committee administering the FBC Stock Plan) shall take all necessary actions to cause the vesting of any unvested FBC Options granted pursuant to the FBC Stock Plan, (ii) FBC shall use its commercially reasonable efforts to cause all holders of FBC Options to exercise such FBC Options prior to the Calculation Date and (iii) FBC shall cancel any FBC Options that remain unexercised as of the Calculation Date.

ARTICLE VI

COVENANTS OF FFIN

FFIN hereby makes the covenants set forth in this Article VI to FBC.

Section 6.01 Commercially Reasonable Efforts. FFIN shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Incorporation and Organization of Merger Sub. FFIN will incorporate, or will cause the incorporation of, Merger Sub under the laws of the State of Texas. Before the Closing, FFIN will cause Merger Sub not to take any action or execute any agreement, document or certificate except as contemplated by this Agreement and the other agreements contemplated hereby, including the Merger Agreement.

Section 6.03 Merger Agreement. FFIN will, and will cause Merger Sub, to duly adopt and approve and execute and deliver the Merger Agreement and complete the transactions contemplated hereby and thereby. FFIN will cause Merger Sub as soon as practicable to enter into the Merger Agreement, the form of which is attached hereto as Exhibit “B”, and FFIN will cause Merger Sub to perform all of its obligations thereunder. FFIN will vote all the outstanding shares of common stock of Merger Sub in favor of the Merger Agreement.

Section 6.04 Regulatory Filings and Registration Statement.

(a) FFIN and Merger Sub, at their own expense, with the cooperation of FBC and the Bank, at their own expense, shall promptly file or cause to be filed applications for all regulatory approvals required to be obtained by FFIN or Merger Sub in connection with this Agreement and the transactions contemplated hereby and by the Merger Agreement, including but not limited to the necessary applications for the prior approval of the Merger by the Federal Reserve and the OCC. FFIN will promptly provide FBC with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested.

(b) FFIN shall reserve and make available for issuance in connection with the Merger, and in accordance with the terms of this Agreement, the shares of FFIN Stock for the Stock Consideration and shall, with the cooperation of FBC and the Bank, file with the SEC the Registration Statement, which Registration Statement will contain the Proxy Statement/Prospectus, and FFIN shall use its commercially reasonable efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of the mailing thereof to the FBC shareholders at the time of the Shareholders’ Meeting and on the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

(c) FFIN shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals on a timely basis.

(d) FFIN shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act, relating to the Merger and the transactions contemplated herein.

(e) FFIN shall keep FBC reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger.

Section 6.05 Untrue Representations. FFIN shall promptly notify FBC in writing if FFIN becomes aware of any fact or condition that makes untrue, or shows to have been untrue,

in any material respect, any schedule or any other information furnished to FBC or any representation or warranty made in or pursuant to this Agreement or that results in the failure of FFIN to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.06 Litigation and Claims. FFIN shall promptly notify FBC of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of FFIN, threatened against FFIN or any Subsidiary of FFIN that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by FFIN or any Subsidiary of FFIN pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.07 Material Adverse Changes. FFIN shall promptly notify FBC in writing if any change or development shall have occurred or, to the Knowledge of FFIN, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on FFIN, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c) would cause the conditions in Section 7.01 or Section 7.02 not to occur.

Section 6.08 Consents and Approvals. FFIN shall use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties necessary to consummate the transactions contemplated by this Agreement at the earliest practicable time.

Section 6.09 Employee Matters. FFIN shall, with respect to each employee of FBC and the Bank at the Effective Time who continues in employment with FFIN or its Subsidiaries (each a “Continued Employee”), provide the benefits described in this Section 6.09. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of FFIN, each Continued Employee shall be entitled, as an employee of FFIN or its Subsidiaries, to participate in the employee benefit plans of FFIN as set forth in Confidential Schedule 6.09 hereto in effect as of the date of this Agreement, if such Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.09 is not intended to give any Continued Employee any rights or privileges superior to those of other similarly situated employees of FFIN or its Subsidiaries. The provisions of this Section 6.09 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, FFIN shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continued Employee may participate (excluding any defined benefit pension plan), credit each Continued Employee with his or her term of service with FBC or the Bank to the extent such service was recognized under the analogous FBC Employee Plan.

Section 6.10 Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, FFIN shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.10, the ordinary course of business shall consist of the banking and related business as presently conducted by FFIN and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.11 Disclosure Schedules. At least ten (10) days prior to the Closing, FFIN agrees to provide FBC with supplemental disclosure schedules to be delivered by FFIN pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.12 Access to Properties and Records. To the extent permitted by applicable law, and solely for the purposes of verifying the representations and warranties of FFIN and preparing for the Merger and the other matters contemplated by this Agreement, FFIN shall, and shall cause each of its Subsidiaries to, upon reasonable notice from FBC to FFIN (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of FBC, who enter into a non-disclosure agreement with FFIN in a form acceptable to FFIN, reasonable access to the properties, books and records of FFIN and its Subsidiaries during normal business hours in order that FBC may have the opportunity to make such reasonable investigation of the affairs of FFIN and its Subsidiaries, and (b) furnish FBC with such additional financial and operating data and other information as to the business and properties of FFIN as FBC shall, from time to time, reasonably request. FBC shall use commercially reasonable efforts to minimize any interference with FFIN’s business operations during any such access. Neither FFIN nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of FFIN’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 6.13 Nasdaq Listing. FFIN shall file all documents required to be filed to have the shares of FFIN Stock to be issued pursuant to this Agreement included for listing on the Nasdaq Global Select Market and use its commercially reasonable efforts to effect said listing.

Section 6.14 Redemption of Notes. FFIN shall pay in full in readily available funds the outstanding principal amount of, and all accrued but unpaid interest on, all Notes within three (3) Business Days after the Closing Date; provided that FBC has complied with Section 5.22.

Section 6.15 Indemnification.

(a) For a three (3) year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve, OCC and FDIC regulations and to any limitations contained in the FBC Constituent Documents, FFIN will indemnify and hold harmless each present director and officer of FBC or the Bank, determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of the FBC or the Bank to the fullest extent that the Indemnified Party would be entitled under the FBC Constituent Documents, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.15, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify FFIN, but the failure to so notify will not relieve FFIN of any liability it may have to the Indemnified Party to the extent such failure does not prejudice FFIN. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) FFIN will have the right to assume the defense thereof and FFIN will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if FFIN elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues which raise conflicts of interest between FFIN and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to FFIN, and FFIN will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) FFIN will not be liable for any settlement effected without its prior written consent, and (iv) FFIN will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FBC

The obligations of FBC under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by FBC:

Section 7.01 Representations and Warranties. All representations and warranties made by FFIN in this Agreement or in any document or schedule delivered to FBC in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true as of such earlier date).

Section 7.02 Performance of Obligations. FFIN has performed in all material respects all obligations and agreements required to be performed by this Agreement or the Merger Agreement on or prior to the Closing Date.

Section 7.03 Shareholder Approvals. Each of (i) this Agreement, (ii) the Merger, and (iii) the Merger Agreement having been approved by the requisite vote of the holders of the outstanding shares of FBC Stock as and to the extent required by the TBOC.

Section 7.04 Government and Other Approvals. FFIN having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities and other third parties, including all consents described on Confidential Schedules 3.08 and 4.08, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05 No Litigation. No action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, that would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (c) otherwise result in a Material Adverse Change with respect to FFIN, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject FBC, the Bank or any officer, director, shareholder or employee of FBC or the Bank to criminal or civil liability. Further, no action or proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

Section 7.06 Delivery of Closing Documents. FBC shall have received all documents required to be received from FFIN on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to FBC.

Section 7.07 No Material Adverse Change. There having been no Material Adverse Change with respect to FFIN since December 31, 2014.

Section 7.08 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by this Agreement and the Merger Agreement shall have been received and remain in effect.

Section 7.09 Nasdaq Listing. The shares of FFIN Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq Global Select Market.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FFIN

All obligations of FFIN under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by FFIN.

Section 8.01 Representations and Warranties. All representations and warranties made by FBC in this Agreement or in any document or schedule delivered to FFIN in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true as of such earlier date).

Section 8.02 Performance of Obligations. FBC having, or having caused to be, performed or observed in all material respects all agreements, terms, covenants and conditions required by this Agreement to be performed or observed by FBC at or prior to the Closing.

Section 8.03 Shareholder Approvals. Each of (i) this Agreement, (ii) the Merger, and (iii) the Merger Agreement having been approved by the requisite vote of the holders of the outstanding shares of FBC Stock as and to the extent required by the TBOC.

Section 8.04 Government and Other Approvals. FFIN having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities and other third parties, including all consents described on Confidential Schedules 3.08 and 4.08, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.05 No Litigation. No action having been taken, and no statute, rule, regulation or order having been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of FFIN or its Subsidiaries, (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby,

(d) otherwise result in a Material Adverse Change with respect to FBC, or (e) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject FFIN or subject any officer, director, shareholder or employee of FFIN to criminal or civil liability. Further, no action or proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

Section 8.06 Releases. FFIN having received from each of the directors of FBC and the Bank an instrument dated as of the Closing Date releasing FBC, the Bank and each of their Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit “E”. Further, FFIN having received from each of the officers of FBC and the Bank with titles of senior vice president and above, as listed on Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing FBC and the Bank and each of their Affiliates, successors and assigns, from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit “F”.

Section 8.07 Voting and Director Support Agreements. Simultaneously with the execution of this Agreement, FFIN having received (a) from each of the holders of outstanding shares of FBC Stock listed on Confidential Schedule 8.07 the Voting Agreement and Irrevocable Proxy, the form of which is attached as Exhibit “C”, and (b) from each of the directors of FBC listed on Confidential Schedule 5.24 a Director Support Agreement, the form of which is attached as Exhibit “D”.

Section 8.08 Employment Agreements. FFIN having received from each of the individuals set forth on Confidential Schedule 8.08 a fully executed employment agreement dated as of the Closing Date in the applicable form attached hereto as Exhibit “G”.

Section 8.09 No Material Adverse Change. There will have been no Material Adverse Change to FBC since December 31, 2014.

Section 8.10 Termination of Employee Plans. FFIN having received evidence reasonably satisfactory to FFIN that, as of the Effective Time, all FBC Employee Plans (other than such plans FFIN elects not to terminate) have been terminated in accordance with the terms of such FBC Employee Plans, the Code, ERISA and all other applicable laws and regulations on a basis satisfactory to FFIN in its sole discretion and that, to the extent FFIN deems necessary or appropriate, affected participants have been notified of such terminations and/or integrations.

Section 8.11 Notes. FBC shall have taken all actions required to redeem the Notes or otherwise requested by FFIN in connection with the redemption of the Notes.

Section 8.12 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by this Agreement and the Merger Agreement shall have been received and remain in effect.

Section 8.13 Dissenting Shareholders. Holders of not more than 5% of the outstanding shares of FBC Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the TBOC.

Section 8.14 Delivery of Closing Documents. FFIN shall have received all documents required to be received from FBC on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to FFIN.

Section 8.15 FBC Options. Each holder of a FBC Option shall have exercised such FBC Option prior to the Calculation Date and FBC shall have cancelled any FBC Option that remains unexercised as of the Calculation Date.

ARTICLE IX

TERMINATION

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of FBC, prior to or at the Closing as follows, and in no other manner:

(a) By the mutual consent of FFIN and FBC, duly authorized by the board of directors of each of FFIN and FBC.

(b) By either FBC or FFIN (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by December 31, 2015, or such later date as has been approved by FFIN and FBC.

(c) By either FFIN or FBC if any of the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such order, decree, ruling or other action is final and nonappealable.

(d) By either FFIN or FBC if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that could reasonably be expected to be materially burdensome on, or materially impair the anticipated benefits of the Merger to, FFIN and its Subsidiaries and Affiliates, taken as a whole.

(e) By either FFIN or FBC if there has been any Material Adverse Change with respect to the other party.

(f) By FFIN if FBC fails to comply in any material respect with any of its respective covenants or agreements contained in this Agreement or in any other agreement contemplated hereby (other than those representations and warranties which are qualified by their terms by a reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change” or the like) and such failure has not been cured within a thirty (30) day period after notice from FFIN, or if any of the representations or warranties of FBC contained herein or therein are inaccurate in any material respect.

(g) By FBC if FFIN fails to comply in any material respect with any of its respective covenants or agreements contained in this Agreement or in any other agreement contemplated hereby (other than those representations and warranties which are qualified by their terms by a reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change” or the like) and such failure has not been cured within a thirty (30) day period after notice from FBC, or if any of the representations or warranties of FFIN contained herein or therein are inaccurate in any material respect.

(h) By FFIN or FBC, if this Agreement, the Merger Agreement and the Merger are not approved by the required vote of shareholders of FBC at the Shareholders’ Meeting; provided, that FBC may only terminate the Agreement pursuant to this Section 9.01(h) if the FBC Board recommended that the shareholders of FBC vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby.

(i) By either FFIN or FBC if the quotient obtained by dividing the FFIN Market Price by the FFIN Starting Price is less than 0.70 and if the FFIN Market Price is less than the difference of (A) the FFIN Low Collar, minus (B) $3.00; provided, that if FBC elects to exercise its termination right pursuant to this Section 9.01(i), it shall give prompt written notice to FFIN in accordance with Section 11.08, which notice of election to terminate may be withdrawn by FBC at any time during the five (5) Business Day period commencing on the Determination Date (the “Walkaway Period”). During the Walkaway Period, FFIN shall have the right, in its sole and absolute discretion, to (x) increase the Aggregate Stock Consideration by issuing shares of FFIN Stock in excess of the FFIN Share Cap, (y) increase the Aggregate Stock Consideration by issuing shares of FFIN Stock in excess of the FFIN Share Cap and pay an additional cash amount (the “Additional Cash,” and together with any Cash Payment pursuant to Section 1.05(c), the “Cash Consideration”) or (z) reduce the Aggregate Stock Consideration to a number of shares of FFIN Stock equal to the FFIN Share Cap and pay the Additional Cash, so that, as a result of such adjustments contemplated in the case of each of clause (x), (y) and (z), the total value of the Merger Consideration (which shall include the Aggregate Stock Consideration and the Cash Consideration), based on the FFIN Market Price, shall be no less than $57,000,000 in the aggregate (a “Walkaway Counter Offer”). If FFIN elects to make a Walkaway Counter Offer, it shall give prompt written notice to FBC (the “Walkaway Counter Offer Notice”) during the Walkaway Period, whereupon receipt of the Walkaway Counter Offer Notice, FBC’s notice of election to terminate pursuant to this Section 9.01(i) shall be null and void and of no effect, FBC shall no longer have the right to terminate the Agreement pursuant to this Section 9.01(i) and this Agreement shall remain in effect in accordance with its terms (except for the adjustments to the Merger Consideration). The Walkaway Counter Offer Notice, if given, shall set forth the adjustment to the Aggregate Stock Consideration and/or the amount comprising the Additional Cash, as the case may be, and shall include a calculation of the adjusted Merger Consideration in accordance with this Section. If FFIN declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction before the Determination Date, the prices for the FFIN Market Price and FFIN Starting Price shall be appropriately adjusted for the purposes of applying this Section 9.01(i).

(j) By FFIN in accordance with Section 5.12.

(k) By FFIN if FBC or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity.

(l) By FFIN, if (i) FBC has mailed the Proxy Statement/Prospectus to its shareholders and FBC does not hold the Shareholders’ Meeting within 60 days thereafter, (ii) this Agreement, the Merger Agreement and the Merger are not approved by the required vote of shareholders of FBC at the Shareholders’ Meeting, (iii) the FBC Board fails to recommend that the FBC shareholders vote in favor of approval of this Agreement, or (iv) the individuals that executed a Voting Agreement and Irrevocable Proxy or a Director Support Agreement pursuant to Section 5.23 and Section 5.24 hereto have violated the terms thereof.

Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 11.08 of this Agreement.

Section 9.03 Effect of Termination. Without limiting any other relief to which either party hereto may be entitled for breach of this Agreement or fraud, if this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, no party to this Agreement will have any further liability or obligation under this Agreement, except the provisions of Article X hereof will remain applicable.

ARTICLE X

CONFIDENTIAL INFORMATION

Section 10.01 Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this Article X, the term “Recipient” means the party receiving the Subject Information (as defined in Section 10.02) and the term “Disclosing Party” means the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party”, as used herein, include: (a) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (b) any person or entity controlling, controlled by or under common control with the Recipient or the Disclosing Party, as the case may be. The term “Representative” as used herein, includes all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing. The term “person” as used in this Article X is to be broadly interpreted to include any corporation, company, group, partnership, governmental agency or individual.

Section 10.02 Definition of “Subject Information”. For purposes of this Article X, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being nonpublic, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party, including the Purchase Price; provided, however, that the Purchase Price may be disclosed in the proxy materials distributed to the shareholders of FBC in connection with their approval of the Merger. The term “Subject Information” does not include information that (a) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (b) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (c) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 10.03 Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and the other agreements contemplated hereby, including the Merger Agreement, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; provided, however, that (a) any of such Subject Information may be disclosed to the Recipient’s Representatives (including, but not limited to, the Recipient’s accountants and attorneys) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives will be informed by the Recipient of the confidential nature of such information and that the Recipient will direct and cause such persons to treat such information confidentially); and (b) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing prior to any such disclosure by Recipient.

Section 10.04 Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 10.05 Return of Subject Information. In the event of termination of this Agreement for any reason, the Recipient at the request of the Disclosing Party will promptly destroy or return to the Disclosing Party all written material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any governmental agency and not returned to the Recipient by such governmental agency; provided, that Recipient shall only be required to make commercially reasonable efforts to return or destroy any Subject Information stored electronically, and neither Recipient nor Recipient’s Representatives shall be required to destroy or return any Subject Information created pursuant to its or its Representatives’ electronic backup and archival procedures. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any governmental agency.

Section 10.06 Specific Performance/Injunctive Relief. Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of Article X of this Agreement by it will give rise to irreparable injury to the Disclosing Party that is not compensable in damages. Accordingly, each Recipient agrees that the Disclosing Party will be entitled to obtain specific performance or injunctive relief against the breach or threatened breach of Article X of this Agreement by the Recipient or its Representatives. Each Recipient further agrees to waive, and use its commercially reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies are not the exclusive remedies for a breach of Article X of this Agreement, but are in addition to all other remedies available at law or in equity to the Disclosing Party.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of FBC, FFIN, and FFB contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.

Section 11.02 Expenses. Each of the parties to this Agreement is obligated to pay all of its expenses and costs (including all counsel fees and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 11.03 Brokerage Fees and Commissions.

(a) FFIN hereby represents to FBC that no agent, representative or broker has represented FFIN in connection with the transactions described in this Agreement. FBC will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of FFIN and FFIN hereby agrees to indemnify and hold FBC harmless for any amounts owed to any agent, representative or broker of FFIN.

(b) FBC hereby represents to FFIN that, except as set forth in Confidential Schedule 11.03(b), no agent, representative or broker has represented FBC in connection with the transactions described in this Agreement. FFIN will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of FBC or any shareholder of FBC, and FBC hereby agrees to indemnify and hold FFIN harmless for any amounts owed to any agent, representative or broker of FBC or any shareholder of FBC.

Section 11.04 Entire Agreement. This Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 11.05 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other person. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

Section 11.06 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 11.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

Section 11.08 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO FBC:

H. J. Shands, III

Chairman of the Board

FBC Bancshares, Inc.

1800 West White Oak Terrace

Conroe, Texas 77304

Phone: (936) 760-1888

Telecopy: (936) 829-4722

Electronic mail: jshands@fbtet.com

WITH A COPY TO:

Chet A. Fenimore, Esq.

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Phone: (512) 583-5901

Telecopy: (512) 583-5940

Electronic mail: cfenimore@fkhpartners.com

IF TO FFIN:

F. Scott Dueser

President and Chief Executive Officer

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

Phone: (325) 627-7031

Fax: (325) 627-7393

Electronic mail: sdueser@ffin.com

WITH A COPY TO:

Michael G. Keeley, Esq.

Norton Rose Fulbright

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201-2784

Phone: (214) 855-3906

Fax: (214) 855-8200

Electronic mail: mike.keeley@nortonrosefulbright.com

Section 11.09 GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN TAYLOR COUNTY, TEXAS.

Section 11.10 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 11.11 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Acquisition Proposal” means any of the following: (a) a merger, consolidation, or any similar transaction of any entity with FBC or any Subsidiary of FBC, (b) a purchase, lease or other acquisition of all or substantially all the assets of FBC or any Subsidiary of FBC, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of any securities of FBC or any Subsidiary of FBC after the date of this Agreement, (d) a tender or exchange offer to acquire any securities of FBC or any Subsidiary of FBC, (e) a public proxy or consent solicitation made to the shareholders of FBC or any Subsidiary of FBC seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement, or (f) the making of a bona fide offer or proposal to the board of directors or shareholders of FBC or any Subsidiary of FBC to engage in one or more of the transactions referenced in clauses (a) through (e) above.

“Additional Cash” shall have the meaning set forth in Section 9.01(i).

“Adjusted Equity” shall have the meaning set forth in Section 1.07(a).

“Affiliate” means, with respect to any person or entity, any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Stock Consideration” means the aggregate number of shares of FFIN Stock to be issued under this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Appreciated FBC Company Value” shall have the meaning set forth in Section 1.05(d)(i).

“Appreciated FBC Per Share Value” shall have the meaning set forth in Section 1.05(d)(ii).

“Bank” has the meaning set forth in the Recitals.

“Bank Call Reports” shall have the meaning set forth in Section 3.05(b).

“Bank Merger” shall have the meaning set forth in Section 1.01.

“Bank Merger Agreement” shall have the meaning set forth in the Recitals.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

“BHCA” has the meaning set forth in the preamble.

“Business Day” means a day that the Bank is open to the public for the conduct of banking business.

“Calculation Date” shall have the meaning set forth in Section 1.07.

“Cancelled Shares” shall have the meaning set forth in Section 1.05(h).

“Cash Consideration” shall have the meaning set forth in Section 9.01(i).

“Cash Payment” shall have the meaning set forth in Section 1.05(c).

“Certificate” shall have the meaning set forth in Section 1.06(c).

“Certificate of Merger” shall have the meaning set forth in Section 2.01(b).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” shall have the meaning set forth in the Recitals.

“Continued Employee” shall have the meaning set forth in the Section 6.09.

“Contracts” shall have the meaning set forth in Section 3.11.

“Controlled Group Plans” shall have the meaning set forth in the Section 3.28(f).

“CRA” shall have the meaning set forth in the Section 3.32.

“Depreciated FBC Company Value” shall have the meaning set forth in Section 1.05(d)(iii).

“Depreciated FBC Per Share Value” shall have the meaning set forth in Section 1.05(d)(iv).

“Determination Date” shall have the meaning set forth in Section 1.05(d)(v).

“Director Support Agreement” shall have the meaning set forth in the Section 5.24.

“Disclosing Party” shall have the meaning set forth in Section 10.01.

“Dissenting Shares” shall have the meaning set forth in Section 1.12.

“Dodd-Frank Act” shall have the meaning set forth in the Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in the Section 3.28(a).

“Environmental Inspections” shall have the meaning set forth in the Section 5.12(a).

“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“ERISA” shall have the meaning set forth in the Section 3.28(a).

“Exchange Act” shall have the meaning set forth in the Section 4.03(b).

“Exchange Agent Agreement” shall have the meaning set forth in Section 1.06(a).

“Exchange Agent” shall have the meaning set forth in Section 1.06(a).

“Exchange Fund” shall have the meaning set forth in Section 1.06(b).

“FBC” shall have the meaning set forth in the preamble.

“FBC Board” shall have the meaning set forth in the Recitals.

“FBC Constituent Documents” shall have the meaning set forth in Section 3.04.

“FBC Financial Statements” shall have the meaning set forth in Section 3.05(a).

“FBC Merger Costs” shall have the meaning set forth in Section 1.07(a).

“FBC Option” shall have the meaning set forth in Section 3.10(c).

“FBC Stock” shall have the meaning set forth in Section 1.05(b).

“FBC Stock Plan” shall have the meaning set forth in Section 3.10(c).

“FDIA” shall have the meaning set forth in Section 2.02(e).

“FDIC” shall have the meaning set forth in Section 2.02(e).

“Federal Reserve” shall have the meaning set forth in Section 3.01(b).

“FFB” shall have the meaning set forth in the Recitals.

“FFIN” shall have the meaning set forth in the preamble.

“FFIN Appreciation Value” shall have the meaning set forth in Section 1.05(d)(vi).

“FFIN Appreciation Amount” shall have the meaning set forth in Section 1.05(d)(vii).

“FFIN Board” shall have the meaning set forth in the Recitals.

“FFIN Constituent Documents” shall have the meaning set forth in the Section 4.05(b).

“FFIN Depreciation Amount” shall have the meaning set forth in Section 1.05(d)(viii).

“FFIN Depreciation Value” shall have the meaning set forth in Section 1.05(d)(ix).

“FFIN High Collar” shall have the meaning set forth in Section 1.05(d)(x).

“FFIN Low Collar” shall have the meaning set forth in Section 1.05(d)(xi).

“FFIN Market Price” shall have the meaning set forth in Section 1.05(d)(xii).

“FFIN SEC Reports” shall have the meaning set forth in the Section 4.04(a).

“FFIN Share Cap” shall have the meaning set forth in Section 1.05(d)(xiii).

“FFIN Starting Price” shall have the meaning set forth in Section 1.05(d)(xiv).

“FFIN Stock” shall have the meaning set forth in Section 1.05(a).

“GAAP” shall have the meaning set forth in Section 3.05(a).

“Governmental Entity” means any court, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.

“Indemnified Parties” shall have the meaning set forth in Section 6.15(a).

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“IRS” shall have the meaning set forth in Section 1.07(a).

“Leases” shall have the meaning set forth in Section 3.11.

“Letter of Transmittal” shall have the meaning set forth in Section 1.06(c).

“Material Adverse Change” with respect to any party means any material adverse change in the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, of such party has occurred, including, by way of example and without limitation, any litigation or regulatory developments that would cause the representations and warranties set forth in Section 3.07 or Section 4.07 or Section 3.20 or Section 4.05, respectively, to be untrue or incorrect, but excluding any change with respect to, or effect on, such party resulting from: (i) any changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; or (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; provided, that such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.

“Maximum Price” shall have the meaning set forth in Section 1.05(d)(xv).

“Median Price” shall have the meaning set forth in Section 1.05(d)(xvi).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in Section 1.01.

“Merger Consideration” means collectively the Aggregate Stock Consideration and the Cash Consideration, as applicable.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Minimum Equity” shall have the meaning set forth in Section 1.07.

“Minimum Price” shall have the meaning set forth in Section 1.05(d)(xvii).

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(j).

“Notes” shall have the meaning set forth in the Section 5.22.

“OCC” shall have the meaning set forth in Section 2.02(b).

“Outstanding FBC Stock” shall have the meaning set forth in Section 1.05(b).

“Person” shall have the meaning set forth in the Section 3.12(m).

“Property” or “Properties” shall include all real property currently owned or leased by the Bank, including properties that the Bank has foreclosed on as well as the premises and all improvements and fixtures thereon of the Bank.

“Proprietary Rights” shall have the meaning set forth in the Section 3.15.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 1.09(d).

“RAP” shall have the meaning set forth in Section 3.05(b).

“Recipient” shall have the meaning set forth in Section 10.01.

“Registration Statement” shall have the meaning set forth in the Section 5.13(a).

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the OCC, (iv) the SEC, or (v) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Related Transactions” shall have the meaning set forth in the Section 5.02.

“Retirement Plan” shall have the meaning set forth in the Section 5.14(a).

“Secondary Investigation” shall have the meaning set forth in the Section 5.12(a).

“Securities Act” shall have the meaning set forth in the Section 4.03(b).

“Share Adjustment” shall have the meaning set forth in Section 1.05(j).

“Shareholders’ Meeting” shall have the meaning set forth in Section 1.09(a).

“SOA” shall have the meaning set forth in the Section 5.21(b).

“Subject Information” shall have the meaning set forth in Section 10.02.

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Coverage” shall have the meaning set forth in the Section 5.17.

“Tax Return” shall have the meaning set forth in the Section 3.12(m).

“Tax” or “Taxes” shall have the meaning set forth in the Section 3.12(m).

“TBOC” shall have the meaning set forth in Section 1.01.

“TCPA” shall have the meaning set forth in Section 2.02(c).

“TXSOS” shall have the meaning set forth in Section 2.02(a).

“Walkaway Counter Offer Notice” shall have the meaning set forth in Section 9.01(i).

“Walkaway Counter Offer” shall have the meaning set forth in Section 9.01(i).

“Walkaway Period” shall have the meaning set forth in Section 9.01(i).

“Welfare Plan” shall have the meaning set forth in the Section 5.14(b).

Section 11.12 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

Section 11.13 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 11.14 Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

Section 11.15 Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 11.16 Public Disclosure. Neither FFIN nor FBC, or Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement; but FFIN and FBC are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement.

Section 11.17 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 11.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 11.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 11.18 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

Section 11.19 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 11.20 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, FFIN and FBC have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

FIRST FINANCIAL BANKSHARES, INC.

By:
F. Scott Dueser, President and Chief
Executive Officer

FBC BANCSHARES, INC.

By:
H. J. Shands, III, Chairman of the Board

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), is made and entered into as of the      day of             , 2015, by and between First Financial Bank, National Association (“FFB”), a national banking association with its principal offices in Abilene, Texas, and First Bank, National Association (“First Bank”), a national banking association with its principal offices in Conroe, Texas (herein sometimes collectively referred to as the “Banks”).

WHEREAS, FFB is a wholly-owned subsidiary of First Financial Bankshares, Inc. (“FFIN”), a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”);

WHEREAS, the authorized capital stock of FFB consists of                  shares of common stock, $         par value of which                  shares are issued and outstanding (“FFB Stock”);

WHEREAS, First Bank is a wholly-owned subsidiary of FBC Bancshares, Inc. (“FBC”), a Texas corporation and bank holding company registered under the BHC Act;

WHEREAS, the authorized capital stock of First Bank consists of                  shares of common stock, par value $         per share (“First Bank Common Stock”), of which                  shares are issued and outstanding;

WHEREAS, FFIN and FBC are parties to that certain Agreement and Plan of Reorganization, dated April 1, 2015 (the “Agreement and Plan of Reorganization”), pursuant to which FFIN will acquire all of the outstanding shares of capital stock of FBC through the merger of a wholly owned subsidiary of FFIN with and into FBC, with FBC surviving the merger (the “Merger”);

WHEREAS, the Agreement and Plan of Reorganization provides that immediately following the Merger, First Bank shall be merged with and into FFB, with FFB surviving such merger (the “Affiliate Merger”); and

WHEREAS, a majority of the Boards of Directors of First Bank and FFB, pursuant to the authority given by and in accordance with the provisions of the National Bank Act, 12 U.S.C. § 215a have approved this Merger Agreement and the terms of the Affiliate Merger, and have authorized the execution hereof.

NOW, THEREFORE, in consideration of the premises, FFB and First Bank hereby agree that First Bank shall be merged with and into FFB on the following terms and conditions:

1. Affiliate Merger of the Banks. At the Effective Time (as defined in Section 13 of this Merger Agreement), First Bank shall be merged with and into FFB pursuant to the provisions of 12 U.S.C. § 215a.

2. Effects of the Affiliate Merger. The Affiliate Merger shall have the effects set forth in 12 U.S.C. § 215a. At the Effective Time, the corporate existence of First Bank shall be merged into and continued in FFB, as the bank surviving the Affiliate Merger (the “Surviving Bank”), and the Surviving Bank shall be deemed to be the same corporation as FFB and First Bank. The name of the

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Surviving Bank shall be “First Financial Bank, National Association.” The existing office of FFB located at 400 Pine Street, Abilene, Texas 79604, shall be the main office of the Surviving Bank, and the existing offices and facilities of FFB and First Bank immediately preceding the Affiliate Merger will become offices and facilities of the Surviving Bank following the Affiliate Merger. At the Effective Time, all rights, franchises and interests of FFB and First Bank in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Affiliate Merger without any deed or other transfer. At the Effective Time, the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by FFB and First Bank, respectively, at the Effective Time. At the Effective Time, the Surviving Bank shall be liable for all liabilities of FFB and First Bank, respectively; and all deposits, debts, liabilities, obligations and contracts of FFB and First Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of FFB or First Bank, as the case may be, including all liabilities of FFB and First Bank for taxes, whether existing at the Effective Time or arising as a result of or pursuant to the Affiliate Merger, shall be those of the Surviving Bank and shall not be released or impaired by the Affiliate Merger; and all rights of creditors and other obligees and all liens on property of either FFB or First Bank shall be preserved unimpaired.

3. Articles of Association and Bylaws. At the Effective Time, the Articles of Association and Bylaws of FFB shall continue in effect as the Articles of Association and Bylaws of the Surviving Bank until the same shall be amended and changed as provided by law.

4. Directors and Executive Officers of the Surviving Bank. At the Effective Time, the directors and executive officers of FFB shall continue as the directors and executive officers of the Surviving Bank, and each of such persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Association and Bylaws of the Surviving Bank or as otherwise provided by law.

5. Conversion of Stock. At the Effective Time, by virtue of this Merger Agreement and without any further action on the part of any holder, the issued and outstanding shares of the First Bank Common Stock will, by operation of law and without any action on the part of the holder thereof, be cancelled, and the FFB Stock outstanding at the Effective Time will remain outstanding as all of the outstanding common stock of the Surviving Bank.

6. Stock Transfer Books. The stock transfer books of First Bank shall be closed as of the Effective Time, and no transfer of record of any of the shares of First Bank Common Stock shall take place thereafter.

7. Shareholder Approval. This Merger Agreement shall be submitted for approval to the sole shareholder of FFB and the sole shareholder of First Bank for approval by written consent as soon as practicable after execution of this Merger Agreement. Upon approval by the sole shareholder of FFB and sole shareholder of First Bank, this Merger Agreement shall be made

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effective as soon as practicable thereafter as provided in Section 13 hereof but not prior to the consummation of the Merger in accordance with the terms and conditions of the Agreement and Plan of Reorganization.

8. Conditions to Consummation of the Affiliate Merger. Consummation of the Affiliate Merger as provided herein will be conditioned upon consummation of the transactions contemplated by the Agreement and Plan of Reorganization, including the Merger. In addition, all obligations of the parties under this Merger Agreement are subject to the receipt of all consents, orders and regulatory approvals and satisfaction of all other requirements prescribed by law that are necessary for the consummation of the Affiliate Merger, including, without limitation, shareholder approval and the approval of any regulatory agency having jurisdiction over FFB or First Bank, including, without limitation, the Office of the Comptroller of the Currency (the “OCC”).

9. Termination. This Merger Agreement will terminate upon the termination of the Agreement and Plan of Reorganization in accordance with its terms and in no other manner. Upon such termination, neither party will have any further liability or obligation by reason of this Merger Agreement to the other party.

10. Representations and Warranties of FFB. FFB is a national banking association, duly organized, validly existing and in good standing under the laws of the United States. FFB has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Merger Agreement.

11. Representations and Warranties of First Bank. First Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States. First Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Merger Agreement

12. Waiver, Amendment and Modification. Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the sole shareholder of FFB or First Bank, by the party that is entitled to the benefits thereof. This Merger Agreement may be modified or amended at any time before the Effective Time. Any waiver, modification or amendment of this Merger Agreement shall be in writing.

13. Effective Time. Subject to the terms and conditions specified in this Merger Agreement, the Affiliate Merger will become effective at the date and time specified in the certification of the Affiliate Merger to be issued by the OCC, such time being herein called the “Effective Time.”

14. Multiple Counterparts. For the convenience of the parties hereto, this Merger Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear

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the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Merger Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Merger Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

15. Governing Law. THIS MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE UNITED STATES, AND, TO THE EXTENT NOT INCONSISTENT WITH THE LAWS OF THE UNITED STATES, THE LAWS OF THE STATE OF TEXAS.

16. Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.

17. Severability. In the event that any provision of this Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Merger Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Merger Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Merger Agreement; and (c) there shall be added automatically as a part of this Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

18. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Merger Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

19. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Merger Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Merger Agreement and the terms of the Agreement and Plan of Reorganization, the terms of the Agreement and Plan of Reorganization shall control.

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20. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Merger Agreement are binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Merger Agreement, or any provision herein contained, it being the intent of the parties hereto that this Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Merger Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Merger Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Merger Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Merger Agreement, except as expressly provided for herein. No party to this Merger Agreement will assign this Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers as of the date first above written, and the officers of each such bank have hereunto subscribed their names.

FIRST BANK, NATIONAL ASSOCIATION

By:
Name:	H. Jay Shands
Title:	Chairman of the Board

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

By:
Name:	F. Scott Dueser
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT B

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), is made as of [—], 2015, between [MERGER SUB], a Texas corporation (“MergerSub”), and FBC Bancshares, Inc., a Texas corporation and registered bank holding company (“FBC”).

RECITALS

WHEREAS, FBC and First Financial Bankshares, Inc., a Texas corporation, registered bank holding and the parent of MergerSub (“FFIN”), are parties to that certain Agreement and Plan of Reorganization, dated as of April 1, 2015 (the “Reorganization Agreement”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Reorganization Agreement.

WHEREAS, pursuant to the Reorganization Agreement, FFIN will acquire FBC, by causing MergerSub to be merged with and into FBC pursuant to the terms of the Reorganization Agreement and this Merger Agreement;

WHEREAS, MergerSub is a corporation duly organized and existing under the laws of the State of Texas, with authorized capital stock consisting of 1,000 shares of common stock, par value $0.01 (“MergerSub Stock”), of which 1,000 shares are issued and outstanding; and

WHEREAS, the Boards of Directors of FBC and MergerSub, pursuant to the authority given by and in accordance with the provisions of the Texas Business Organizations Code (the “TBOC”) have approved the Merger (as hereinafter defined) and this Merger Agreement and have authorized the execution hereof:

NOW, THEREFORE, MergerSub and FBC hereby agree that MergerSub is to be merged with and into FBC on the following terms and conditions:

AGREEMENT

1. Merger of MergerSub and FBC. At the Effective Time (as hereinafter defined), MergerSub shall be merged with and into FBC (the “Merger”) in accordance with the provisions of Chapter 10 of the TBOC, with the separate existence of MergerSub ceasing and FBC being the surviving entity, by filing a certificate of merger with the Secretary of State of the State of Texas in substantially the form of the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”).

2. Effective Time. The Merger shall become effective at the effective time set forth in the Certificate of Merger (the “Effective Time”) filed with the Secretary of State of the State of Texas to effect the Merger.

3. Effects of the Merger. The Merger will have the effects set forth in Section 10.008 of the TBOC. The name of the Surviving Corporation will be “FBC Bancshares, Inc.”

4. Certificate of Formation and Bylaws. The certificate of formation and bylaws of FBC, as in effect immediately before the Effective Time, will be the certificate of formation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

5. Directors and Officers. The directors and officers, respectively, of MergerSub at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of formation and bylaws of the Surviving Corporation or as otherwise provided by law.

6. Conversion of Securities. At the Effective Time, the shares of Outstanding FBC Stock and the shares of common stock of MergerSub outstanding at the Effective Time will be converted or canceled as described in Section 1.05 of the Reorganization Agreement.

7. Shareholder Approval. This Merger Agreement is to be submitted pursuant to Section 5.13 of the Reorganization Agreement to the shareholders of FBC at a meeting called to be held as promptly as practicable. This Merger Agreement will be submitted to the sole shareholder of MergerSub by written consent. Upon approval by the requisite vote of the shareholders of FBC and the approval of the sole shareholder of MergerSub, this Merger Agreement will be made effective as soon as practicable thereafter in the manner provided in Section 2 of this Merger Agreement.

8. Conditions to Completion of the Merger. Completion of the Merger as provided herein is conditioned upon the satisfaction of the terms and conditions set forth in the Reorganization Agreement, any or all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

9. Termination. This Merger Agreement will terminate upon the termination of the Reorganization Agreement in accordance with its terms and in no other manner. Upon such termination, neither party will have any further liability or obligation by reason of this Merger Agreement to the other party.

10. Effect of Termination. If this Merger Agreement is terminated, liability by reason of this Merger Agreement or the termination thereof on the part either FBC, MergerSub or the directors, officers, employees, agents or shareholders of either of them is to be determined pursuant to the Reorganization Agreement.

11. Representations and Warranties of MergerSub. MergerSub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. MergerSub has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Merger Agreement.

12. Waiver; Amendment. Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the shareholders of FBC, by the party that is entitled to the benefits thereof. This Merger Agreement may be amended at any time before the Effective Time, whether before or after action thereon by the shareholders of FBC. Any waiver or amendment shall be in writing.

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13. Multiple Counterparts. For the convenience of the parties hereto, this Merger Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and is to be construed as, one and the same Merger Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Merger Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

14. Governing Law. THIS MERGER AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS MERGER AGREEMENT WILL LIE IN TAYLOR, COUNTY, TEXAS.

15. Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.

16. Severability. In the event that any provision of this Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Merger Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Merger Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Merger Agreement; and (c) there shall be added automatically as a part of this Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

17. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Merger Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

18. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Merger Agreement. Each use herein of the masculine, neuter or

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feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Merger Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement are to control.

19. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Merger Agreement are binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Merger Agreement, or any provision herein contained, it being the intent of the parties hereto that this Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Merger Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Merger Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Merger Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Merger Agreement, except as expressly provided for herein. No party to this Merger Agreement will assign this Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers as of the date first above written, and the officers of each such bank have hereunto subscribed their names.

FBC BANCSHARES, INC.

By:
Name:	H. Jay Shands
Title:	Chairman of the Board

[MERGERSUB]

By:
Name:	F. Scott Dueser
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

[attached]

EXHIBIT C

VOTING AGREEMENT AND IRREVOCABLE PROXY

This VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) dated as of April 1, 2015 is executed by and among First Financial Bankshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), with its principal offices in Abilene, Texas (“FFIN”), FBC Bancshares, Inc., a Texas corporation and registered bank holding company under the BHCA with its principal offices in Conroe, Texas (“FBC”), H. Jay Shands (“Shands”), as proxy, and the shareholders of FBC listed on the signature page to this Agreement (together with Shands referred to herein individually as a “Shareholder” and collectively as the “Shareholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, FFIN and FBC, have entered into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), providing for, among other things, FFIN’s acquisition of FBC through a merger of a wholly-owned subsidiary of FFIN with and into FBC, with FBC surviving the merger (the “Merger”) pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, the Merger Agreement provides that all of the issued and outstanding shares of common stock, par value $5.00 per share, of FBC (the “Common Stock”), other than Cancelled Shares and Dissenting Shares, will be exchanged for such consideration as set forth in the Merger Agreement;

WHEREAS, Sections 5.23 and 8.07 of the Merger Agreement require that FBC deliver to FFIN irrevocable proxies of the Shareholders, as set forth herein, as a condition of, and simultaneously with, execution of the Merger Agreement; and

WHEREAS, FFIN is relying on the irrevocable proxies set forth herein in incurring expenses in reviewing the business of FBC and First Bank, National Association, a national association with its principal offices in Conroe, Texas and a wholly-owned subsidiary of FBC (the “Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and the Shareholders are benefiting both from such expenditures by FFIN and by the terms of the Merger Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FBC, FFIN, and the Shareholders undertake, promise, covenant and agree with each other as follows:

AGREEMENT

1. Each Shareholder, being the registered owner of the number of shares of Common Stock set forth below the Shareholder’s name on the signature pages hereto (for each such shareholder, the “Shares”), will vote, direct to vote, or act by consent with respect to:

(a)	the Shares;

(b)	all Common Stock the Shareholder owns as of the record date of any meeting of the shareholders of FBC or otherwise as of the date of such vote or consent; and

(c)	all Common Stock the Shareholder owns beneficially and has the power and authority to direct the voting thereof as of the record date of any meeting of the shareholders of FBC or otherwise as of the date of such vote or consent

(collectively, the “Proxy Shares”), in favor of approval of the Merger and any other transactions contemplated by the Merger Agreement.

2. If FBC conducts a meeting of or otherwise seeks approval of its shareholders with respect to any Acquisition Proposal (as defined below) or any other matter that may contradict this Agreement or the Merger Agreement or may prevent FFIN or FBC from completing the Merger, then the Shareholders will vote the Proxy Shares or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Merger Agreement.

“Acquisition Proposal” means any of the following: (a) a merger, consolidation, or any similar transaction of any entity with FBC or any Subsidiary of FBC, (b) a purchase, lease or other acquisition of all or substantially all the assets of FBC or any Subsidiary of FBC, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of any securities of FBC or any Subsidiary of FBC after the date of this Agreement, (d) a tender or exchange offer to acquire any securities of FBC or any Subsidiary of FBC, (e) a public proxy or consent solicitation made to the shareholders of FBC or any Subsidiary of FBC seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement, or (f) the making of a bona fide offer or proposal to the board of directors or shareholders of FBC or any Subsidiary of FBC to engage in one or more of the transactions referenced in clauses (a) through (e) above.

3. Each Shareholder represents and warrants to FFIN that:

(a)	Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Shares free and clear of all liens or encumbrances, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.

(b)	Shareholder does not beneficially own any Common Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, set forth on the signature page of this Agreement.

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(c)	Shareholder has full corporate power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder (including the proxy described in Section 4 below). This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)	None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Shareholder or to Shareholder’s property or assets.

(e)	No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

4. In order to better effect the provisions of Sections 1 and 2 of this Agreement, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Shands with full power of substitution, his true and lawful proxy and attorney-in-fact (the “Proxy Holder”) to vote at any meeting of the shareholders of FBC all of the Proxy Shares in favor of the approval of the Merger and any other transactions contemplated by the Merger Agreement, with such modifications to the Merger Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Merger Agreement if the Merger Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Merger Agreement in its present form. This proxy shall be limited strictly and solely to the power and authority to vote the Proxy Shares in the manner and for the purpose set forth in Sections 1 and 2 of this Agreement and shall not extend to any other matters.

5. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, without the consent of FFIN, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose of (any such transaction, a “Transfer”) any of the Shares or grant any proxy or interest in or with respect to any Shares or deposit any such Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement. Any attempted Transfer of Shares or any

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interest therein in violation of this Section shall be null and void. This Section shall not prohibit a Transfer of the Shares to any member of Shareholder’s immediate family, to another Shareholder, to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to FFIN, to be bound by all of the terms of this Agreement.

6. Shands, by his execution below, agrees to vote all of the Shareholders’ Proxy Shares at any meeting of the shareholders of FBC, in favor of the approval of the Merger and any other transactions contemplated by the Merger Agreement, with such modifications to the Merger Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Merger Agreement if the Merger Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Merger Agreement in its present form.

7. Each Shareholder acknowledges that FFIN and FBC are relying on this Agreement in incurring expenses in connection with FFIN’s reviewing FBC and the Bank’s business, in FBC’s cooperation with FFIN’s preparation of a proxy statement and Registration Statement on Form S-4, in FFIN’s proceeding with the filing of applications for regulatory approvals, and in their undertaking other actions necessary for completing the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING TO THE EXTENT APPLICABLE, SECTION 21.369 OF THE TEXAS BUSINESS ORGANIZATIONS CODE. The Shareholders and FBC acknowledge that the performance of this Agreement is intended to benefit FFIN.

8. The irrevocable proxy granted pursuant hereto will continue in effect until the earlier to occur of (a) the termination of the Merger Agreement, as it may be amended or extended from time to time, pursuant to the terms and conditions contained therein or (b) completion of the transactions contemplated by the Merger Agreement.

9. Shands may, in his sole discretion, appoint a substitute proxy to act as Proxy Holder under this Agreement. In the event of the death, disability or incapacity of Shands, FFIN, in its sole discretion, may appoint a substitute proxy to act as Proxy Holder under this Agreement.

10. The vote of the Proxy Holder will control in any conflict between his vote of the Proxy Shares and a vote by the substitute proxy holder or the Shareholders of the Proxy Shares, and FBC agrees to recognize the vote of the Proxy Holder instead of the vote of substitute proxy holder or the Shareholders if the substitute proxy holder or the Shareholders do not vote in accordance with Sections 1 and 2 of this Agreement.

11. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement

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executed by FFIN, FBC and that Shareholder. Any such modification, amendment, alteration or supplement shall only apply to the Shareholder(s) executing such written agreement and this Agreement will remain in full force and effect with respect to Shareholders who do not execute such written agreement.

12. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

13. This Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

14. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO FBC, THE PROXY HOLDER OR THE SHAREHOLDERS:

H. Jay Shands

1800 White Oak Terrace

Conroe, Texas 77034

Phone: (936) 760-1888

Telecopy: (936) 829-4722

Electronic mail: jshands@fbtet.com

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WITH A COPY TO:

Chet A. Fenimore, Esq.

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Phone: (512) 583-5901

Telecopy: (512) 583-5940

Electronic mail: cfenimore@fkhpartners.com

IF TO FFIN:

F. Scott Dueser

President and Chief Executive Officer

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

Phone: (325) 627-7155

Fax: (325) 627-7393

Electronic mail: sdueser@ffin.com

WITH A COPY TO:

Michael G. Keeley, Esq.

Fulbright & Jaworski LLP

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201-2784

Phone: (214) 855-3906

Fax: (214) 855-8200

Electronic mail: mike.keeley@nortonrosefulbright.com

15. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN MONTGOMERY COUNTY, TEXAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF

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THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other person. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

17. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

18. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

“FFIN”:

FIRST FINANCIAL BANKSHARES, INC.

By:
F. Scott Dueser, President and Chief Executive Officer

PROXY HOLDER:

H. Jay Shands

“FBC”:

FBC BANCSHARES, INC.

By:
H. Jay Shands, Chairman of the Board

[Signature Page to Voting Agreement and Irrevocable Proxy – 1 of 2]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

“SHAREHOLDERS”:

Joe C. Denman, III
Executor of the Estate of Joe C. Denman, Jr.
Number of Shares: 78,806

Joe C. Denman, III
Executor of the Estate of Virginia C. Denman
Number of Shares: 78,806

Rebecca Shands Getter
Number of Shares: 61,971

Clifford Grum
Number of Shares: 158,880

H. Jay Shands
Number of Shares: 29,230

Arthur Temple, III
Number of Shares: 132,632

Charlotte Ann Temple
Number of Shares: 132,632

Sam W. Baker
Number of Shares: 10,600

Robert M. Shands
Number of Shares: 21,727

M. Richard Warner
Number of Shares: 1,000

[Signature Page to Voting Agreement and Irrevocable Proxy – 2 of 2]

EXHIBIT D

DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of April 1, 2015, by and between First Financial Bankshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), with its principal offices in Abilene, Texas (“FFIN”), and [                    ], an individual resident of the State of Texas (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, FFIN and FBC Bancshares, Inc., a Texas corporation and registered bank holding company under the BHCA (“FBC”), have entered into an Agreement and Plan of Reorganization, dated as of dated hereof (the “Merger Agreement”), providing for FFIN’s acquisition of FBC through the merger of a wholly owned subsidiary of FFIN with and into FBC, with FBC surviving the merger (the “Merger”);

WHEREAS, in connection with consummation of the transactions contemplated by the Merger Agreement, and as a condition precedent to the obligations of FFIN under the Merger Agreement, FFIN and Director have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration for receipt of such confidential information and trade secrets and in consideration of the premises and mutual covenants contained herein and in the Merger Agreement intending to be legally bound hereby, FFIN and Director agree as follows;

AGREEMENT

1. Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of FBC, any Subsidiary of FBC (“FBC Subsidiary”), FFIN or any Subsidiary of FFIN, and their respective customer, client and vendor relationships. During the term of this Agreement, Director agrees also to consider First Financial Bank, National Association, a national association with its principal offices in Abilene, Texas and wholly-owned subsidiary of FFIN, when obtaining banking products or services for his or her personal or business needs.

2. Director Covenants.

(a) Director acknowledges that he has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of FBC or any FBC Subsidiary, FBC’s and any FBC Subsidiary’s current and prospective services, FBC’s and any FBC Subsidiary’s business projections and market studies, FBC’s and any FBC Subsidiary’s business plans and strategies, FBC’s and any FBC Subsidiary’s studies and information concerning special services unique to FBC or any FBC Subsidiary. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of FFIN or any subsidiary of FFIN, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i. solicit the business of any person or entity who is a customer of FBC or any FBC Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such person or entity;

ii. (A) acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location within a 35 mile radius of any location of FBC or any FBC Subsidiary (the “Noncompete Area”) (but notwithstanding the foregoing, Director may (1) retain any existing ownership interest in any insured depository institution as disclosed on Schedule 1 attached hereto, (2) acquire additional ownership interest in any insured depository institution listed on Schedule 1 attached hereto, (3) acquire an ownership interest in any publicly-traded depository institution, so long as that ownership interest does not exceed 3% of the total number of shares outstanding of that depository institution, and (4) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions),

(B) serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area (but notwithstanding the foregoing, Director may continue to serve as [an officer and director]1 [a director]2 of the insured depository institution disclosed on Schedule 2 attached hereto; provided, that Director complies with the other requirements set forth in this Agreement), or

(C) establish or operate a branch or other office of an insured depository institution within the Noncompete Area, other than the operation of the existing and proposed physical locations of the insured depository institution disclosed on Schedule 3; or

iii. recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of FBC or any FBC Subsidiary; but nothing in this Section 2(a)(iii) applies to employment other than in financial services.

[1]	This language would be for Jay Shands and Joe C. Denman, III agreements.
[2]	This language would be for Robert M. Shands and M. Richard Warner.

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Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b) If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c) Director agrees that (i) this Agreement is entered into in connection with the sale to FFIN of the goodwill of the business of First Bank, National Association, Conroe, Texas (the “Bank”), (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure FFIN acquires the goodwill of the Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

3. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify FFIN in writing and meet with a FFIN representative and a neutral mediator (if FFIN elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least twenty-one (21) days before Director engages in any activity on behalf of a competing business or engages in other activity that could forseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

4. Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Merger Agreement is terminated pursuant to Section 9.01 of the Merger Agreement or (b) the date that is thirty-six (36) months after the Closing Date.

5. Waiver. Amendment and Modification. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. This Agreement may be modified or amended at any time, by action of FFIN and the Director. Any waiver, modification or amendment of this Agreement shall be in writing.

6. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

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7. Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN MONTGOMERY COUNTY, TEXAS.

8. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other person. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

9. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

10. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

11. Entire Agreement. This Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

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12. Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

13. Notice. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO DIRECTOR:

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IF TO FFIN:

F. Scott Dueser

President and Chief Executive Officer

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

Fax: (325) 627-7393

Electronic mail: sdueser@ffin.com

14. Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR

[NAME]

FIRST FINANCIAL BANKSHARES, INC.

By:
Name:	F. Scott Dueser
Title:	President and Chief Executive Officer

[Signature Page to Director Support Agreement]

SCHEDULE 1

EXISTING OWNERSHIP INTEREST

Director	Institution
Diboll State Bancshares, Inc. (the holding company for First Bank & Trust East Texas)

SCHEDULE 2

EXISTING MANAGEMENT POSITION

Director	Institution	Position
Diboll State Bancshares, Inc.
First Bank & Trust East Texas

SCHEDULE 3

LOCATIONS

The following existing locations of First Bank & Trust East Texas are exempt solely from the provisions of Section 2(a)(ii)(C) of this Agreement:

200 E. Crockett

Cleveland, TX 77328

#2 Porterwood Center

Porter, TX 77365

14500 Old US Highway 59

Splendora, TX 77372

The establishment of one de novo branch of First Bank & Trust East Texas in either (i) the attendance zone of Kingwood High School or Kingwood Park High School as of the Effective Date of this Agreement, or (ii) the corporate city limits of Humble, Texas as of the Effective Date of this Agreement, but not both locations, is exempt solely from the provisions of Section 2(a)(ii)(C) of this Agreement.

EXHIBIT E

RELEASE

(Director)

This RELEASE (the “Release”), effective as of [—], is made by                      (the “Director”), in favor of FBC Bancshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), with its principal offices in Conroe, Texas (“FBC”), and First Bank, National Association, a national association with its principal offices in Conroe, Texas (the “Bank”). Capitalized terms not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of April 1, 2015, by and between First Financial Bankshares, Inc., a Texas corporation and registered bank holding company under the BHCA with its principal offices in Abilene, Texas (“FFIN”), and FBC, it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Director has executed and delivered to FFIN an instrument releasing each of FBC and the Bank from any and all claims of such Director;

WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 8.06 of the Merger Agreement as discussed above; and

WHEREAS, the Director desires to enter into this Release in consideration of the matters set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, including, without limitation, that this Release is a condition to the Merger Agreement, the receipt and sufficiency of which is hereby expressly acknowledged, the Director agrees as follows:

1. Release.

(a)

Attached as Schedule 1 hereto is a list of all loans outstanding from FBC and the Bank to the Director. The Director acknowledges that there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against FBC or the Bank, except as set forth below. The Director for himself or herself and on behalf of his or her heirs and assigns (each a “Releasing Party” and collectively, the “Releasing Parties”) hereby releases, acquits and forever discharges each of FBC and the Bank and each of their respective predecessors, successors, assigns, Subsidiaries, and each of their respective past or present officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them (each a “Released Party” and collectively, the “Released Parties”) (but only as to their actions or omissions in their capacity as officers, directors, employees, agents or servants of the Released Parties) to the fullest extent permitted by applicable law, from any and any and all claims, obligations, costs, losses, expenses (including attorneys’ fees), causes of action, rights, demands, debts, liens, liabilities or damages of every kind and nature whatsoever, whether known or unknown, anticipated or unanticipated, pending or threatened, fixed, contingent or conditional, suspected or unsuspected, and whether arising out of contract, tort, violation of law, statute, regulation or otherwise (including, without limitation, any covenant of good faith and fair dealing, express or implied), by reason of any matter, cause, thing, act, occurrence, omission or any other factor, situation or event whatsoever now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof (all of the foregoing collectively, “Claims”); but neither of the Released Parties are released from any obligations or liabilities to the Director (a) pursuant to the certificate of formation or articles of association, as applicable, or bylaws or similar governing documents of the Released Parties regarding the indemnification of officers or directors; and (b) in connection with any deposits (as defined in 12 USC §1813(1)) of the Director or other written contractual obligations of the Released Parties to the Director existing on the date of this Release and set forth on Schedule 2 hereto (items (a) and (b) are collectively referred to herein as the “Specified Claims”).

(b)	Each of the Releasing Parties further covenants and agrees that he or she will not directly or indirectly bring or cause to be brought, or participate in the prosecution of or otherwise assert or solicit, any Proceeding (defined below) (i) with respect to any Claim against a Released Party, or (ii) that is based in whole or in part on the grounds that any or all the terms of this Release were entered into pursuant to a fraudulent inducement or are for any reason illegal, invalid, not binding, unenforceable or against public policy. For the purposes of this Release, a “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Entity or any arbitrator or arbitration panel.

(c)	Each of the Releasing Parties represents that it has not commenced any Proceeding against any of the Released Parties with respect to a Claim and is the sole owner of all right title and interests to the Claims and has not transferred or agreed to transfer any interest in any Claim.

(d)	Each of the Releasing Parties agrees to indemnify, defend and hold harmless the Released Parties against any and all claims, demands, actions, causes of action, losses, damages, rights to recover or to be indemnified for losses, costs, expenses, and liabilities whatsoever (including court costs, litigation expenses and reasonable attorneys’ fees), known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent, or conditional, at law or in equity, whether arising out of contract, tort, violation of law, statute, regulation, or otherwise incurred or suffered by any Released Party arising out of or in connection with any breach of this Release by a Releasing Party.

(e)	It is the intention of all parties that the foregoing be construed broadly as a total and unconditional release and covenant by each of the Releasing Parties to never to assert any Claim against any Released Party, except as otherwise provided herein.

2. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith are to be construed as an admission of liability, all liability being expressly denied by each of the Released Parties. The Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that the Director may have or be entitled to against any of the Released Parties, and their respective predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than the Specified Claims.

3. The Director hereby represents and warrants that he or she has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Director in the capacity in which executed. The Director further represents and warrants that he or she has entered into this Release freely of his or her own accord and without reliance on any representations of any kind of character not set forth herein. The Director enters into this Release after the opportunity to consult with his or her own legal counsel.

4. THIS RELEASE IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS RELEASE WILL LIE IN MONTGOMERY COUNTY, TEXAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS RELEASE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS RELEASE OR THE TRANSACTIONS CONTEMPLATED BY THIS RELEASE. EACH PARTY TO THIS RELEASE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS RELEASE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.

5. If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Release is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (c) there will be added automatically as a part of this Release a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

6. Whenever the words “include,” “includes” or “including” are used in this Release, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and

“hereunder” and words of similar import when used in this Release refer to this Release as a whole and not to any particular provision in this Release. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

7. The rights, obligations and duties of each of the Releasing Parties hereunder shall be personal and not assignable, transferable or delegable by any Releasing Party in any manner whatsoever. Without limiting the foregoing, this Release will be binding upon the Releasing Parties and will inure to the benefit of and be enforceable by the respective parents, subsidiaries, affiliates, predecessors, successors and assigns of the Released Parties. Nothing expressed or referred to in this Release will be construed to give any person other than the parties to this Release and the Released Parties any legal or equitable right, remedy, or claim under or with respect to this Release or any provision of this Release. This Release and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Release and their respective parents, subsidiaries, affiliates, predecessors, successors and permitted assigns, and the Released Parties.

8. This Release, together with the Merger Agreement and the agreements executed in connection with the transactions described in the Merger Agreement contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The recitals to this Release are hereby incorporated by reference into and made a part of this Release for all purposes. This Release may not be amended except by a written agreement executed by each of the Director, FBC and the Bank and any provision hereof may not be waived, except by written agreement making specific reference to this Release signed by the party against whom enforcement is sought.

9. The Releasing Parties hereby acknowledge and agree that the failure of any Releasing Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the Released Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each of the Releasing Parties hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Releasing Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the necessity of posting bonds or other security. Unless otherwise expressly stated in this Release, no right or remedy described or provided in this Release is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Release, at law or in equity.

[Signature Page Follows]

EXHIBIT E

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date first above written.

DIRECTOR

Print Name:

STATE OF TEXAS	§

§

COUNTY OF	§

This instrument was acknowledged before me on                     , by                     , individually.

Notary Public in and for the State of Texas

Printed Name:

My Commission Expires:

[Signature Page to Release (Director)]

SCHEDULE 1

LOANS OUTSTANDING

SCHEDULE 2

SPECIFIED CLAIMS

EXHIBIT F

RELEASE

(Officer)

This RELEASE (the “Release”), effective as of [—], is made by                 (the “Officer”), in favor of FBC Bancshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), with its principal offices in Conroe, Texas (“FBC”), and First Bank, National Association, a national association with its principal offices in Conroe, Texas (the “Bank”). Capitalized terms not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of April 1, 2015, by and between First Financial Bankshares, Inc., a Texas corporation and registered bank holding company under the BHCA with its principal offices in Abilene, Texas (“FFIN”), and FBC, it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Officer has executed and delivered to FFIN an instrument releasing each of FBC and the Bank from any and all claims of such Officer;

WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 8.06 of the Merger Agreement as discussed above; and

WHEREAS, the Officer desires to enter into this Release in consideration of the matters set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, including, without limitation, that this Release is a condition to the Merger Agreement, the receipt and sufficiency of which is hereby expressly acknowledged, the Officer agrees as follows:

1. Release.

(a)

Attached as Schedule 1 hereto is a list of all loans outstanding from FBC and the Bank to the Officer. The Officer acknowledges that there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against FBC or the Bank, except as set forth below. The Officer for himself or herself and on behalf of his or her heirs and assigns (each a “Releasing Party” and collectively, the “Releasing Parties”) hereby releases, acquits and forever discharges each of FBC and the Bank and each of their respective predecessors, successors, assigns, Subsidiaries, and each of their respective past or present officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them (each a “Released Party” and collectively, the “Released Parties”) (but only as to their actions or omissions in their capacity as officers, directors, employees, agents or servants of the Released Parties) to the fullest extent permitted by applicable law, from any and any and all claims, obligations, costs, losses, expenses (including attorneys’ fees), causes of action, rights, demands, debts, liens, liabilities or damages of every kind and nature whatsoever, whether known or unknown, anticipated or unanticipated, pending or threatened, fixed, contingent or conditional, suspected or unsuspected, and whether arising out of contract, tort, violation of law, statute, regulation or otherwise (including, without limitation, any covenant of good faith and fair dealing, express or implied), by reason of any matter, cause, thing, act, occurrence, omission or any other factor, situation or event whatsoever now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof (all of the foregoing collectively, “Claims”); but neither of the Released Parties are released from any obligations or liabilities to the Officer (a) pursuant to the certificate of formation or articles of association, as applicable, or bylaws or similar governing documents of the Released Parties regarding the indemnification of officers or directors; (b) in connection with any deposits (as defined in 12 USC §1813(1)) of the Officer or other written contractual obligations of the Released Parties to the Officer existing on the date of this Release and as set forth on Schedule 2 hereto; (c) accrued compensation; (d) pursuant to the provisions of any written employment agreement to which the Officer is a party and as set forth on Schedule 3: and (e) in connection with medical clams not yet filed (items (a), (b), (c), (d) and (e) are collectively referred to herein as the “Specified Claims”).

(b)	Each of the Releasing Parties further covenants and agrees that he or she will not directly or indirectly bring or cause to be brought, or participate in the prosecution of or otherwise assert or solicit, any Proceeding (defined below) (i) with respect to any Claim against a Released Party, or (ii) that is based in whole or in part on the grounds that any or all the terms of this Release were entered into pursuant to a fraudulent inducement or are for any reason illegal, invalid, not binding, unenforceable or against public policy. For the purposes of this Release, a “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Entity or any arbitrator or arbitration panel.

(c)	Each of the Releasing Parties represents that it has not commenced any Proceeding against any of the Released Parties with respect to a Claim and is the sole owner of all right title and interests to the Claims and has not transferred or agreed to transfer any interest in any Claim.

(d)	Each of the Releasing Parties agrees to indemnify, defend and hold harmless the Released Parties against any and all claims, demands, actions, causes of action, losses, damages, rights to recover or to be indemnified for losses, costs, expenses, and liabilities whatsoever (including court costs, litigation expenses and reasonable attorneys’ fees), known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent, or conditional, at law or in equity, whether arising out of contract, tort, violation of law, statute, regulation, or otherwise incurred or suffered by any Released Party arising out of or in connection with any breach of this Release by a Releasing Party.

(e)	It is the intention of all parties that the foregoing be construed broadly as a total and unconditional release and covenant by each of the Releasing Parties to never to assert any Claim against any Released Party, except as otherwise provided herein.

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2. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith are to be construed as an admission of liability, all liability being expressly denied by each of the Released Parties. The Officer hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that the Officer may have or be entitled to against any of the Released Parties, and their respective predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than the Specified Claims.

3. The Officer hereby represents and warrants that he or she has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Officer in the capacity in which executed. The Officer further represents and warrants that he or she has entered into this Release freely of his or her own accord and without reliance on any representations of any kind of character not set forth herein. The Officer enters into this Release after the opportunity to consult with his or her own legal counsel.

4. THIS RELEASE IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS RELEASE WILL LIE IN MONTGOMERY COUNTY, TEXAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS RELEASE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS RELEASE OR THE TRANSACTIONS CONTEMPLATED BY THIS RELEASE. EACH PARTY TO THIS RELEASE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS RELEASE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.

5. If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Release is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (c) there will be added automatically as a part of this Release a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

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6. Whenever the words “include,” “includes” or “including” are used in this Release, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Release refer to this Release as a whole and not to any particular provision in this Release. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

7. The rights, obligations and duties of each of the Releasing Parties hereunder shall be personal and not assignable, transferable or delegable by any Releasing Party in any manner whatsoever. Without limiting the foregoing, this Release will be binding upon the Releasing Parties and will inure to the benefit of and be enforceable by the respective parents, subsidiaries, affiliates, predecessors, successors and assigns of the Released Parties. Nothing expressed or referred to in this Release will be construed to give any person other than the parties to this Release and the Released Parties any legal or equitable right, remedy, or claim under or with respect to this Release or any provision of this Release. This Release and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Release and their respective parents, subsidiaries, affiliates, predecessors, successors and permitted assigns, and the Released Parties.

8. This Release, together with the Merger Agreement and the agreements executed in connection with the transactions described in the Merger Agreement contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The recitals to this Release are hereby incorporated by reference into and made a part of this Release for all purposes. This Release may not be amended except by a written agreement executed by each of the Officer, FBC and the Bank and any provision hereof may not be waived, except by written agreement making specific reference to this Release signed by the party against whom enforcement is sought.

9. The Releasing Parties hereby acknowledge and agree that the failure of any Releasing Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the Released Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each of the Releasing Parties hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Releasing Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the necessity of posting bonds or other security. Unless otherwise expressly stated in this Release, no right or remedy described or provided in this Release is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Release, at law or in equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Release as of the date first above written.

OFFICER

Print Name:

STATE OF TEXAS	§

§

COUNTY OF	§

This instrument was acknowledged before me on                     , by                     , individually.

Notary Public in and for the State of Texas

Printed Name:

My Commission Expires:

[Signature Page to Release (Officer)]

SCHEDULE 1

LOANS OUTSTANDING

SCHEDULE 2

SPECIFIED CLAIMS

SCHEDULE 3

SALARY, BONUS OR OTHER COMPENSATION OR BENEFITS